SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.____ )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Central European Media Enterprises Ltd.
____________________
(Name of Registrant as Specified in its Charter)
____________________
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, will be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda on June 15, 2010 at 10 a.m., for the following purposes:

1.	To elect fourteen directors to serve until the next Annual General Meeting of Shareholders; and

2.
To appoint Deloitte LLP as the independent registered public accounting firm for the Company in respect of the fiscal year ended December 31, 2010 and to authorize the directors, acting through the Audit Committee, to approve their fee.

The Company will also lay before the meeting the financial statements of the Company for the year ended December 31, 2009 pursuant to the provisions of the Companies Act of 1981 of Bermuda.

The approval and adoption of each matter to be presented to the shareholders is independent of the approval and adoption of each other matter to be presented to the shareholders.

Only shareholders of record at the close of business on April 2, 2010 are entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

Daniel Penn

Secretary

April 15, 2010

IMPORTANT:  The prompt return of proxies will ensure that your shares will be voted.  A self-addressed envelope is enclosed for your convenience.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

_____________________________

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 15, 2010

_____________________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (the “Company”), a Bermuda company, for use at our Annual General Meeting of Shareholders (the “Meeting”) to be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda on June 15, 2010, at 10 a.m., and at any adjournments thereof.

Shareholders may vote their shares by signing and returning the proxy card accompanying this proxy statement. Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Company Secretary, by revocation in person at the Meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with the directions given therein. Shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the total number of votes entitled to be cast on each matter to be voted upon at the Meeting constitutes a quorum as to each such matter. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes, but abstentions and broker “non-votes” are not counted in the tabulations of the votes cast on proposals presented to shareholders. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner or has discretionary power but elects not to exercise it.

Our registered office is located at Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda.  A subsidiary of the Company also maintains offices at 52 Charles Street, London W1J 5EU, United Kingdom. The date on which this proxy statement and the enclosed form of proxy will first be sent to shareholders is on or about April 19, 2010.

Shareholders of record of our Class A Common Stock, par value $.08 per share, at the close of business on April 2, 2010, shall be entitled to one vote for each share then held. Shareholders of record of our Class B Common Stock, par value $.08 per share, at the close of business on April 2, 2010 shall be entitled to ten votes for each share then held. The shares of Class A Common Stock and Class B Common Stock shall be voted on all matters presented as a single class. At the close of business on April 2, 2010 there were issued and outstanding 56,046,176 shares of Class A Common Stock and 7,490,936 shares of Class B Common Stock.

PROPOSAL 1

ELECTION OF DIRECTORS

Fourteen directors are to be elected at the 2010 Annual General Meeting to serve until our next annual general meeting of shareholders. The fourteen nominees are listed below together with brief biographies.  All fourteen nominees are incumbents. The Board of Directors has determined that eight of the directors qualify as independent under the NASDAQ Marketplace Rules: Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu, Caryn Seidman Becker and Duco Sickinghe. At this time the Board of Directors knows of no reason why any nominee might be unable to serve as a director.

Director Nominees

Ronald S. Lauder, 66, one of our founders, has served as our non-executive Chairman of the Board since its incorporation in 1994.  Mr. Lauder is a principal shareholder of The Estée Lauder Companies, Inc. (“Estée Lauder”) and has served as Chairman of Estée Lauder International and Chairman of Clinique Laboratories, Inc., divisions of Estée Lauder, since returning to the private sector from government service in 1987. Mr. Lauder was a Director of  Estée Lauder from 1988 until 2009. From 1986 until 1987, Mr. Lauder served as U.S. Ambassador to Austria.  From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO Affairs.  He is Chairman of the Jewish National Fund, former Chairman of the Council of Presidents of American Jewish Organizations, a member of the Board of Governors of the Joseph H. Lauder Institute of Management and International Studies at the University of Pennsylvania and a member of the Visiting Committee of the Wharton School at the University of Pennsylvania.  In June 2007, Mr. Lauder was elected President of the World Jewish Congress. He received his B.S. in International Business from the Wharton School of the University of Pennsylvania. Mr. Lauder’s son-in-law, Eric Zinterhofer, also serves as a Director. Mr. Lauder’s qualifications to sit on our Board include his many years of international business experience and knowledge of European affairs, as well as being the Company’s founder and Chairman since its inception in 1994, providing the Board with key institutional knowledge.

Herbert A. Granath, 81, has served as a Director since 2002 and non-executive Vice Chairman of the Board since June 2006.  Mr. Granath is Chairman Emeritus, ESPN, a cable sports network, and Senior Content Advisor to Telenet Group Holding N.V., the largest cable operator in Belgium.  He is Co-Chairman of Crown Media Holdings, which owns and operates the Hallmark Channel. He is also Chairman and Chief Executive Officer of Media and Entertainment Holdings, Inc., a special purpose vehicle for the acquisition of media, entertainment and communications businesses. Mr. Granath was employed by ABC for over 35 years and was Chairman, Disney/ABC International (an international broadcasting company) from 1996 to January 1998 where he pioneered many aspects of ABC’s expanding television business, including its successes in the cable and international programming arenas.  He served as Chairman of the Board of ESPN for 16 years and Senior Vice President of ABC, Inc. from 1998 until 2001.  He also served as Chairman of the Board of A&E, The History Channel, The Biography Channel and Lifetime Television, and was a founding partner and Board member of Eurosport, the largest cable network in Europe. He also served on the Boards of the Telefunf, RTL2 and TM3 networks in Germany, as well as SBS Broadcasting S.A. and TVA, the Brazilian pay-TV company.  Among the awards Mr. Granath has received are two Tony awards (along with six Tony nominations), an International Emmy (Lifetime Achievement in International TV), and a U.S. Emmy (Lifetime Achievement in Sports Television).  He has also been honored by the National Association of Broadcasters as a Broadcast Pioneer and received the European Lifetime Achievement Award at the Rose d’Or Festival in Lucerne, Switzerland. Mr. Granath brings to our Board extensive experience in television broadcasting both in America and Europe, which allows him to provide valuable advice and insights to the Board and Board committees.

Paul T. Cappuccio, 48, has served as a Director since October 2009. Mr. Cappuccio has been Executive Vice President and General Counsel of Time Warner Inc. since January 2001, in which capacity he oversees the worldwide management of Time Warner's legal functions, collaborating with all of its operating businesses. From August 1999 until January 2001, Mr. Cappuccio was Senior Vice President and General Counsel at America Online. Before joining AOL, Mr. Cappuccio was a partner at the Washington, D.C., office of Kirkland & Ellis, one of the world's premier litigation and transactional law firms, where he specialized in telecommunications law, appellate litigation and negotiation with government agencies. From 1991 until 1993, Mr. Cappuccio was Associate Deputy Attorney General at the United States Department of Justice, where he advised Attorney General William P. Barr on matters relating to judicial selection, civil litigation, antitrust and civil rights. Prior to his service at the Justice Department, Mr. Cappuccio served as a law clerk at the Supreme Court of the United States and as a law clerk to Judge Alex Kozinski of the United States Court of Appeals for the Ninth Circuit in Pasadena, California. He is a 1986 graduate of Harvard Law School and a 1983 graduate of Georgetown University. Mr. Cappuccio, as general counsel of a global media company, brings significant large public company experience to our Board, including transactional and corporate governance expertise.

Michael Del Nin, 39, has served as a Director since October 2009. Mr. Del Nin is the Senior Vice President of International and Corporate Strategy at Time Warner Inc., in which capacity he helps drive Time Warner Inc.’s global strategy and business development initiatives, with a particular focus on international operations and investments. Previously, Mr. Del Nin was the Senior Vice President responsible for Mergers and Acquisitions. Prior to joining Time Warner Inc., Mr. Del Nin was Senior Vice President, Business Development, at New Line Cinema. In that role Mr. Del Nin analyzed the economics of the studio’s film and television projects while helping to develop and implement New Line’s long-term business plan. Prior to joining New Line Cinema, Mr. Del Nin was an investment banker in the Media and Entertainment Group at Salomon Smith Barney in New York. Mr. Del Nin also serves as a Director of Music Choice and Content Guard. Mr. Del Nin holds degrees from the University of New South Wales in Sydney, Australia and Bocconi University in Milan, Italy. Mr. Del Nin brings to our Board his expertise in strategic and business development in the media industry.

Charles R. Frank, Jr., 72, served as a Director from 2001 until July 2009 and from March 2010 to the present.  From July 2009 through February 2010, Mr. Frank served as interim Chief Financial Officer of the Company. Mr. Frank currently serves as a non-executive member of the Board of Arcelor Mittal Steel Galati, the Romanian subsidiary of Arcelor Mittal Steel Company N.V.  He is a member of the Investment Committee of the Darby Converging Europe Mezzanine Fund, and a member of the Advisory Committee of the Sigma-Bleyzer Growth Fund IV.  From 1997 to 2001, Mr. Frank was First Vice President and twice acting President of the European Bank for Reconstruction and Development, which makes debt and equity investments in Central and Eastern Europe and the former Soviet Union. From 1988 to 1997, Mr. Frank was a Managing Director of the Structured Finance Group at GE Capital (a financial services company) and a Vice President of GE Capital Services.  Mr. Frank served as Chief Executive Officer of Frank and Company from 1987 to 1988, and Vice President of Salomon Brothers from 1978 until 1987.  Mr. Frank has held senior academic and government positions, including Deputy Assistant Secretary of State and Chief Economist at the U.S. Department of State, Senior Fellow at the Brookings Institution, Professor of Economics and International Affairs at Princeton University, and Assistant Professor of Economics at Yale University.  Mr. Frank graduated from Rensselaer Polytechnic Institute with a B.S. in mathematics and economics before completing a Ph.D. in economics at Princeton University. Mr. Frank brings to the Board 32 years’ experience in the financial services industry, including 13 years relating to Central and Eastern Europe, as well as extensive senior management experience.

Igor Kolomoisky, 47, has served as a Director since 2007. Mr. Kolomoisky is a prominent international businessman with diversified business interests, including ownership of significant industrial assets worldwide and particularly in CIS countries. He is currently a controlling shareholder and Supervisory Board Member of PrivatBank, one of the largest and best known commercial banks in Ukraine. Since 2002, he has been a major shareholder and member of the Supervisory Board of Ukrnafta, Ukraine's largest oil and natural gas extracting, processing and supplying company. He co-founded oil supplier Sentosa Ltd in 1991 and continues to serve as Director of the company overseeing a full range of management responsibilities. Mr. Kolomoisky graduated from Dnipropetrovsk Metallurgical Institution Ukraine with a degree in Metallurgical Engineering. Mr. Kolomoisky’s qualifications to serve on our Board include his extensive business experience in Eastern Europe, which provides the Board a unique perspective on its operations in the region.

Alfred W. Langer, 59, has served as a Director since 2000.  Mr. Langer currently serves as a consultant to a number of privately held companies, primarily in Germany, in the areas of mergers and acquisitions, structured financing and organizational matters.  From July 2001 until June 2002, Mr. Langer served as Chief Financial Officer of Solvadis AG, a German based chemical distribution and trading company.  From October 1999 until May 2001, Mr. Langer served as Treasurer of Celanese AG, a German listed chemical company.  From June 1997 until October 1999, Mr. Langer served as Chief Financial Officer of Celanese Corp., a U.S. chemical company.  From October 1994 until July 1997, Mr. Langer served as Chief Executive Officer of Hoechst Trevira GmbH, a producer of synthetic fibers.  From 1988 until September 1994, Mr. Langer served as a member of the Board of Management of Hoechst Holland N.V., a regional production and distribution company.  Mr. Langer received an M.B.A. degree from the University GH Siegen. Mr. Langer brings to our Board and Board committees substantial financial and financial reporting expertise.

Fred Langhammer, 66, has served as a Director since December 2009. Mr. Langhammer is Chairman, Global Affairs of The Estee Lauder Companies Inc. (“Estee Lauder”). He joined Estee Lauder in 1975 and held a variety of executive roles, including Chief Executive Officer from 1999 to 2004 and President and Chief Operating Officer from 1995 to 1999. Mr. Langhammer serves on the Board of the Walt Disney Company and is Co-Chairman of the American Institute for Contemporary German Studies at John Hopkins University. Mr. Langhammer served on the Board of AIG from 2006 to 2008 and on the Board of Shinsei Bank from 2005 to 2008. Mr. Langhammer is also a senior fellow of the Foreign Policy Association. In June 2004, Mr. Langhammer received the Officer's Cross of the Order of Merit of the Federal Republic of Germany. In 2001, Mr. Langhammer received the Marco Polo Award from the China Foundation for International Exchanges in Beijing. Mr. Langhammer also received the Foreign Policy Association's Global Social Responsibility Award on behalf of Estee Lauder and was honored by the International Center in New York. Mr. Langhammer brings to the Board extensive executive management experience, as well as unique insights resulting from his service on the board of a large public media company.

Bruce Maggin, 66, has served as a Director since 2002. Mr. Maggin has served as Principal of the H.A.M Media Group, LLC, an international investment and advisory firm he founded in 1997 that specializes in the entertainment and communications industries, since its inception.  Until 2009, he also served as Executive Vice President and Secretary of Media and Entertainment Holdings, Inc. and was a Director of the company from 2005 until 2007. From 1999 to 2002, Mr. Maggin served as Chief Executive Officer of TDN Media, Inc., a joint venture between Thomson Multimedia, NBC Television and Gemstar-TV Guide International that sold advertising on proprietary interactive television platforms.  Mr. Maggin has been a Director of Phillips-Van Heusen Corporation since 1987 and Chair of its Audit Committee since 1997. Mr. Maggin is a member of the Board of Trustees of Lafayette College, from which he received a B.A. degree. He also earned J.D. and M.B.A. degrees from Cornell University. Mr. Maggin’s qualifications to serve on our Board and Board committees include his long career in the media industry, as well as his service as a director and chairman of the audit and compensation committees of several publicly-traded companies.

Parm Sandhu, 41, has served as a Director since September 2009. He served as Chief Executive Officer of Unitymedia, a German cable operator, from 2003 to January 2010. He joined iesy, the Hesse cable operator that became Unitymedia, in 2003 from Liberty Media International, where he pursued numerous strategic acquisitions as Finance Director Europe. Prior to that, he held a number of senior finance and strategy positions during his six years with Telewest Communications plc. A Chartered Accountant and Chartered Marketer, he started his career with PricewaterhouseCoopers in London, where he was a Manager in its Transaction Support Group. He is a graduate of Cambridge University and holds a first class BA Honours degree in Mathematics. Mr. Sandhu brings to the Board and Audit Committee significant executive management experience in the European media sector, as well as extensive knowledge of financial and accounting matters.

Adrian Sarbu, 54, was appointed as a Director on December 8, 2009 and as President and Chief Executive Officer on July 27, 2009. Prior to that, he served as President and Chief Operating Officer (“COO”) from January 1, 2009 and as COO from October 2007.  From February 2006 until October 2007, Mr. Sarbu was Regional Director of our operations in Central and Eastern Europe. Mr. Sarbu was General Director and President of the Board of Pro TV in Romania from 1995, when this channel, the first of our Romanian operations, was launched, to 2009.  Mr. Sarbu has also been a shareholder in Pro TV since its launch.  In 1990, Mr. Sarbu founded the Media Pro Group, from which the Company acquired the Media Pro Entertainment business in December 2009.  Five companies in which Mr. Sarbu directly or indirectly held a controlling interest are or have been in involuntary bankruptcy proceedings initiated in 2002 (Alfa Serv S.R.L.), 2004 (Media Com 95 S.R.L. and Pro For), 2005 (Agentia de drepturi sportive) and 2010 (Compania de Constructii Bucuresti S.A.).  The proceedings with respect to Alfa Serv were completed in 2009, the proceedings with respect to Media Com 95 were completed in 2008 and the proceedings with respect to Agentia de drepturi sportive were completed in 2008. In 1997, Mr. Sarbu established a charitable foundation named Fundatia Pro that is focused on education. Its projects include the launching and management of The Media University in 1999, which offers students the opportunity to study journalism and other media-related disciplines. Mr. Sarbu was a film director until 1989.  He received his university degree from the Academy of Cinema and Theatre, currently named The National University of Theatrical and Cinematography Arts “Ion Luca Caragiale”. Mr. Sarbu brings a wealth of experience to the Board, including twenty years of experience in the media industry in Central and Eastern Europe and 15 years of experience with the Company. As President and Chief Executive Officer of the Company, Mr. Sarbu provides the Board with information and insight based on his direct involvement in and management of the Company’s operations.

Caryn Seidman Becker, 37, has served as a Director since June 2009. Ms. Seidman Becker founded Algood Holdings in 2009, a holding company established to acquire operating companies in secular growth areas. From 2002 to 2009 she was Chief Executive Officer of Arience Capital Management, a billion dollar plus asset management firm which she founded in August 2002. Prior to founding Arience, Ms. Seidman Becker was a partner at Glenview Capital Management, a multi-billion dollar long/short investment fund manager. At Glenview, Ms. Seidman Becker was responsible for coverage of a broad spectrum of industries including cable, media, and entertainment, wireless, leisure, defense and aerospace and consumer products. Before Glenview, Ms. Seidman Becker served as a Managing Director and Senior Analyst at Iridian Asset Management. From 1994 until she joined Iridian, Ms. Seidman Becker was an Analyst at Arnhold & S. Bleichroeder, initially in risk arbitrage and later for its private investment fund. Ms. Seidman Becker brings to the Board and the Audit Committee significant financial management expertise, which assists the Board in evaluating the Company’s capital and liquidity needs.

Duco Sickinghe, 52, has served as a Director since October 2008. He is the Chief Executive Officer and Managing Director of Telenet Group Holding N.V. (“Telenet”), the Flemish cable operator. Mr. Sickinghe has worked in the technology and media industries for over 22 years, and began his career in finance with Hewlett-Packard at its European headquarters in Switzerland in 1987. In 1987, Mr. Sickinghe moved to Germany to head up Hewlett-Packard's LaserJet product line for Europe, and in 1989 became the company's Channel Development Manager for Europe. In 1991, Mr. Sickinghe joined NeXT Computer as Vice President Marketing, then as General Manager France. Mr. Sickinghe was a co-founder of Software Direct in 1994 and served as its Chief Executive Officer until 1997. Software Direct later became a joint venture with Hachette Distributions Services. Mr. Sickinghe joined Wolter-Kluwer Professional Publishing in 1997 and, as General Manager of Kluwer Publishing in The Netherlands, oversaw its transition to electronic media and reengineered the company’s traditional business. In early 2001, he joined Cable Partners Europe and was appointed as Chief Executive Officer of Telenet in the summer of 2001. Mr. Sickinghe is also a member of the Board of Directors of Zenitel N.V. (Belgium). Mr. Sickinghe holds a Dutch Master’s Degree in law and an M.B.A. from Columbia University. Mr. Sickinghe’s qualifications for our Board include his experience as a principal executive officer of a number of technology companies and his knowledge of the complex financial and operational issues facing technology and media companies.

Eric Zinterhofer, 38, has served as a Director since 2004.  Mr. Zinterhofer is a partner at Apollo Management, L.P., and has been with Apollo since 1998. He is also a Director of Affinion Group, Dish TV India Limited and Charter Communications. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co.  From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management.  Mr. Zinterhofer graduated cum laude from the University of Pennsylvania with B.A. degrees in Honors Economics and European History and received an M.B.A. from the Harvard Business School. Mr. Zinterhofer’s father-in-law, Ronald Lauder, is the Company’s Chairman. Mr. Zinterhofer brings to the Board significant experience making and managing private equity investments and has over 14 years’ experience financing, analyzing and investing in public and private companies, including companies in the media sector.

There is no arrangement or understanding between any director and any other person pursuant to which such person was selected as a director other than Paul T. Cappuccio and Michael Del Nin, who were nominated by Time Warner Inc. pursuant to the terms of an investor rights agreement among the Company, Ronald Lauder, certain parties related to Ronald Lauder and Time Warner Media Holdings B.V., and Igor Kolomoisky, who was originally appointed pursuant to the terms of a subscription agreement between him and the Company. Ann Mather, who resigned on June 19, 2009, and Herbert Kloiber, who resigned on June 30, 2009, were also determined by the Board of Directors to be independent.

Vote Required; Recommendation

The election of the Board of Directors requires a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present.  Abstentions and broker non-votes will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR election of the fourteen named nominees to the Company’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE FOURTEEN NAMED NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

We abide by the corporate governance principles outlined below to ensure that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management and that the interests of the Board of Directors and management are aligned with those of shareholders.

On an annual basis, directors and executive officers complete questionnaires that are used to establish the independence of independent directors, to confirm the qualifications of the members of our Audit Committee and to disclose any transaction with us or our subsidiaries in which a director or executive officer (or any member of his or her immediate family) has a direct or indirect material interest.

Director Independence

The NASDAQ Marketplace Rules require that a majority of the directors be “independent directors”.  For a director to be considered independent, the Board must determine that the director (and in some cases, members of a director’s immediate family) does not have, or in the past three years has not had, certain direct or indirect material relationships with us, our external auditors or other persons doing business with us. The Board has affirmatively determined that eight of our fourteen directors have no material direct or indirect relationship with us and qualify as independent directors pursuant to the corporate governance standards of NASDAQ as well as an evaluation of factors specific to each director. The independent directors are Charles Frank, Herbert Granath, Alfred Langer, Fred Langhammer, Bruce Maggin, Parm Sandhu, Caryn Seidman Becker and Duco Sickinghe.

In the course of the determination by the Board regarding the independence of each non-employee director, it considered the beneficial ownership of such director or his or her affiliates in the Company as well as any transactions or arrangements that each director has with us.

Independent Director Meetings

Our independent directors meet in regularly scheduled executive sessions. The non-executive Vice Chairman presides over the meetings of the independent directors. During 2009, the independent directors held four such meetings.

Code of Conduct and Ethics

All of our directors, officers and employees are required to act in accordance with our Code of Conduct and Ethics. The Code of Conduct and Ethics complies with NASDAQ and SEC requirements and incorporates our Whistleblower Policy. The Whistleblower Policy contains procedures for the anonymous, confidential submission by employees or others of any complaints or concerns about us or our accounting, internal accounting controls or auditing matters. The Whistleblower Policy prohibits retaliation against employees who avail themselves of the policy. Both the Code of Conduct and Ethics and the Whistleblower Policy are available on our website at www.cetv-net.com. They are also available in print to any shareholder on request.

Director Nominating Process

The Corporate Governance/Nominating Committee will consider candidates for membership on the Board of Directors who are recommended by qualifying shareholders. Under the Corporate Governance/Nominating Committee charter, a qualifying shareholder is any shareholder who has provided evidence that he has been the beneficial owner of at least 5% of any class of our outstanding stock for at least one year. In order to be considered for membership, candidates must meet the criteria and qualifications specified by the Corporate Governance/Nominating Committee from time to time, including having relevant professional experience; possessing a knowledge of our business; and being eligible under standards established by the SEC, NASDAQ or relevant law. In addition, the Committee may take into account special needs for diversity of experience and background as may arise from time to time. The Committee does not apply specific weights to particular criteria, nor does it have a separate policy with regard to the consideration of diversity. These criteria apply to all nominees, whether recommended by a shareholder, another director, management or otherwise. Recommendations must be in writing and addressed to the Chairman of the Corporate Governance/Nominating Committee in care of the Company Secretary, CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom.  A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Information submitted to the Corporate Governance/Nominating Committee must include the name, address and relationship to the Company of the nominee and the proposing shareholder, and such information with respect to the nominee as would be required under the rules and regulations of the SEC to be included in our proxy statement if such proposed nominee were to be included therein. The shareholder shall include a statement to the effect that the proposed nominee has no direct or indirect business conflict of interest with us and otherwise meets our published criteria for consideration as a nominee for director.  To be considered for inclusion in our proxy statement for an Annual General Meeting, the Corporate Governance/Nominating Committee charter stipulates that recommendations must be received by us at least 120 calendar days prior to the anniversary date of our proxy statement for the prior year’s Annual General Meeting and include all required information to be considered. In the case of the 2011 Annual General Meeting, this deadline is December 16, 2010.

Shareholder Communications and Proposals

The Corporate Governance/Nominating Committee charter provides a process by which shareholders may communicate with the Company or the Board of Directors. Shareholders may submit such communications in writing to the Chairman of the Corporate Governance/Nominating Committee in the care of the Company Secretary, CME Development Corporation, 52 Charles Street, London W1J 5EU, United Kingdom. The Company Secretary shall determine, in his discretion, considering the identity of the submitting shareholder and the materiality and appropriateness of the communication, whether, and to whom within the Company, to forward the communication.  The Corporate Governance/Nominating Committee charter stipulates that proposals for inclusion in our Annual General Meeting proxy statement must be in writing and received at least 120 days prior to the anniversary date of our proxy statement for the prior year’s annual general meeting in order for the Company to consider including such proposal in its proxy statement. In the case of the 2011 Annual General Meeting, this deadline is December 16, 2010. In addition, the shareholder shall include the form of proposal to be included in the Company’s proxy statement and a brief description as to why the passing of the proposal is beneficial to the Company.

Meetings of the Board of Directors

The Board of Directors currently consists of fourteen members. During the fiscal year ended December 31, 2009, the Board of Directors met, or acted by unanimous consent, on 16 occasions.  All members of the Board of Directors (other than Igor Kolomoisky) attended at least 75% of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served during the periods that they served. Mr. Kolomoisky attended 6% of such meetings.

We are incorporated in Bermuda and have held our annual general meetings in Bermuda since incorporation.  Senior members of management have been present by teleconference at each annual general meeting to meet shareholders and answer any questions.  Historically, shareholder attendance has been extremely limited, which we attribute to our policy of regular and detailed communication with our shareholders and investors through regular meetings with management, quarterly earnings calls, an annual investor conference and other investor relations activities. Last year’s annual general meeting was attended by four non-employee directors.  In view of the fact that shareholders have not historically attended annual general meetings, we have not adopted a specific policy regarding the attendance of directors at the annual general meeting.  Attendance is left to the discretion of individual directors.

Committees of the Board of Directors

Audit Committee.  The Audit Committee is composed of Messrs. Langer (Chairman) and Sandhu and Ms. Seidman Becker.  The current members of the Audit Committee satisfy the independence and expertise requirements set forth in the NASDAQ Marketplace Rules.  In addition, the Board has determined that Mr. Langer, Mr. Sandhu and Ms. Seidman Becker each qualify as “audit committee financial experts”.  The responsibilities of the Audit Committee include (i) selecting and overseeing the independent registered public accounting firm to be retained by us;  (ii) approving the engagement of the independent registered public accounting firm for audit, audit-related, tax-related and other services; (iii) reviewing with the independent registered public accounting firm the scope and results of these engagements; (iv) overseeing our financial reporting activities and internal controls and procedures; and (v) conducting other reviews relating to compliance by us and our employees with our policies and any applicable laws. During the fiscal year ended December 31, 2009, the Audit Committee met, or acted by unanimous consent, on eight occasions.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000.  An amended and restated Audit Committee charter was subsequently adopted by the Board of Directors on November 20, 2002 and amended March 27, 2003, April 6, 2004, February 2, 2006 and February 14, 2007.  The Audit Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Corporate Governance/Nominating Committee.  The Corporate Governance/Nominating Committee is composed of Messrs. Granath (Chairman), Langer and Maggin. The members of the Corporate Governance/Nominating Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.  The Corporate Governance/Nominating Committee is responsible generally for ensuring that the Board and its committees are appropriately constituted in order to conform with applicable legal requirements.  Responsibilities of the Corporate Governance/Nominating Committee include selecting, or recommending to the Board, candidates for the Board of Directors and committees of the Board. During the fiscal year ended December 31, 2009, the Corporate Governance/Nominating Committee met on six occasions.

The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board of Directors in April 2004 and amended on February 2, 2006 and February 4, 2008. A copy of the Corporate Governance/Nominating Committee charter is available on our website at www.cetv-net.com. It is also available in print to any shareholder on request.

Related Party Transactions Committee. The Related Party Transactions Committee is composed of Messrs. Granath (Chairman), Frank, Langer and Sickinghe.  The members of the Related Party Transactions Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules. The Related Party Transactions Committee, which operates pursuant to a written procedure, is responsible for reviewing, ratifying or approving our related party transactions that are subject to review or approval under relevant SEC regulations and the NASDAQ Marketplace Rules.

Compensation Committee.  The Compensation Committee is composed of Messrs. Granath, Langhammer and Maggin (Chairman).  The members of the Compensation Committee satisfy the independence requirements set forth in the NASDAQ Marketplace Rules.   During the fiscal year ended December 31, 2009, the Compensation Committee met, or acted by unanimous consent, on seven occasions.

Our executive compensation policies are established, reviewed and approved by the Compensation Committee. Compensation for this purpose means all forms of remuneration, including salaries, bonuses, annual and long-term incentive compensation, equity-based compensation, benefits, perquisites and severance pay or payments made on a change of control. The responsibilities of the Compensation Committee include (i) reviewing and determining (in consultation with the other independent directors) the compensation of the principal executive officer; (ii) in consultation with the principal executive officer, reviewing and determining the compensation of the named executive officers listed in the Summary Compensation Table as well as other senior executives who report to the principal executive officer; (iii) reviewing annually the performance of the principal executive officer; (iv) reviewing and making recommendations to the Board of Directors in respect of non-employee director compensation; and (v) administering our Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), including  granting options as well as other forms of equity compensation and setting the terms thereof pursuant to the Stock Incentive Plan.  Additional information on compensation policies and consideration of executive compensation is included in the Compensation Discussion and Analysis section below.

The Compensation Committee acts pursuant to a written charter adopted by the Board of Directors on February 13, 2003 and amended on April 6, 2004 and February 14, 2007. The charter is available on our website at www.cetv-net.com.  It is also available in print to any shareholder on request.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception, we have been served by both a non-executive Chairman and a Chief Executive Officer, and, since 2006, a non-executive Vice Chairman. Each of the Chairman and the Vice Chairman are appointed on an annual basis by at least a majority vote of the remaining directors. As a general practice, our CEOs also serve as directors and Adrian Sarbu, the President and Chief Executive Officer, has been a director since December 8, 2009. The role of the Chairman, or in his absence, the Vice Chairman, is to preside over meetings of the Board. Both the Chairman and Vice Chairman also provide advice to management. In addition, as the current Chairman is not deemed to be independent under the NASDAQ Marketplace Rules, the Vice Chairman presides over meetings of the independent directors. We believe that this is the most appropriate Board structure for the Company at the time of filing because it reflects the important role that our non-executive Chairman, Mr. Lauder, has played in the development of the Company since its inception and it allows our President and CEO to focus his efforts on the Company’s day-to-day operations and performance.

The Company has created a robust framework to effectively identify, assess, and manage risk. Senior management has primary responsibility for the daily management of risks, while the Board provides regular oversight, both as a whole and through its committees. The Audit Committee is responsible for an annual review of a risk register prepared by senior management. The Company’s risk register identifies and evaluates the key strategic, operating, financial and compliance risks that the Company faces and proposes ways in which to effectively manage such risks in the short- and long-term. In addition, our President and CEO and our CFO consult regularly with directors regarding strategic and operational risks. Each quarter the Board receives a presentation regarding strategy, challenges, risks and opportunities for the Company. Senior management is in attendance at quarterly Board meetings and is available for discussions with the Board regarding risk management and any other concerns. Finally, through the authority delegated by the Board, the Corporate Governance/Nominating Committee, Related Party Transactions Committee and Compensation Committee are each tasked with oversight of governance, related party and compensation risks, respectively. Committees report to the full Board quarterly.

EXECUTIVE OFFICERS

Set forth below is certain information describing our executive officers, including current Named Executive Officers (as defined below). The term of office of such officers, unless otherwise set forth in an employment agreement, is at the discretion of the Board of Directors and/or the Chief Executive Officer. Biographical information for Adrian Sarbu, our President and Chief Executive Officer, and for Charles Frank, our former interim Chief Financial Officer, may be found under “Proposal 1 – Election of Directors” above. In addition, Wallace Macmillan, who served as our Chief Financial Officer until June 30, 2009, was also a Named Executive Officer in 2009.

Executive Officers

Andrei Boncea, 38, has served as Senior Vice President of the Company’s content division, Media Pro Entertainment, since its acquisition in December 2009. Since 1999, Mr. Boncea has also served as Chief Executive Officer of Media Pro Pictures S.A., a film and television production company that we acquired in December 2009. Mr. Boncea joined the Media Pro group of companies in 1993, initially as a reporter for Media fax, a Romanian news agency, and subsequently as news director at Channel 31 (now Pro TV S.A., the operating company for our channels in Romania). Mr. Boncea served as Head of Production at Pro TV from 1995 to 1997 and Head of Programs and Production from 1997 to 1999. Mr. Boncea began his career as a reporter for Realitatea Romaneasca newspaper in 1992.

Anthony Chhoy, 32, has served as Senior Vice President, Strategic Planning & Operations of the Company since July 2009 and is responsible for the Company’s strategic planning and ensuring, with the Senior Vice Presidents of each division of the Company, an effective and efficient transition by the Company from a broadcaster to an integrated media company. Prior to that, Mr. Chhoy was employed as Head of Planning & Business Development from January 2008. From August 2006 until January 2008, Mr. Chhoy served as Head of Financial Planning & Analysis. Mr. Chhoy also held the positions of Financial Planning & Analysis Manager from November 2005 to August 2006 and M&A Project Manager from April to November 2005.  Prior to joining the Company in 2005, Mr. Chhoy worked for Ernst & Young in London, managing a number of complex and large advisory projects. He obtained his qualification as a Chartered Accountant while at Arthur Andersen from 1999 to 2002.

Petr Dvořák, 45, has served as Senior Vice President, Broadcasting, since December 2009 and prior to that served as Chief Executive Officer of CET 21, the operating company for our channels in the Czech Republic, since 2003, where he was responsible for the supervision of all our television networks in the Czech Republic, including broadcast operations, production, and internet. Mr. Dvořák also serves on the board of directors of several of our operating companies in Croatia, Bulgaria, Romania and the Slovak Republic. He joined CET 21 in 2002, and prior to that was an executive board member of PPF a.s., responsible for media and banking acquisitions. Mr. Dvořák graduated from the Czech Technical University in Prague and received an M.B.A. from the University of Chicago.

Wallace Macmillan, 52, served as Chief Financial Officer from March 2003 to June 2009. From 2001 until joining us, Mr. Macmillan consulted for both Bertelsmann and EMI. From 1992 until 2001 Mr. Macmillan held several positions at EMI: from 1999 until 2001, he was employed as VP Finance for the Recorded Music Division;  between 1997 and 1999 he was Chief Financial Officer for EMI’s Virgin Sector and Latin American and South East Asian regions; and from 1992 until 1997 he worked as Finance Director first of Virgin Records, United Kingdom and Ireland and later of EMI records, United Kingdom following the acquisition by Thorn-EMI of Virgin Music Group where Mr. Macmillan had been the International Financial Controller between 1990 and 1992. From 1983 until 1990, Mr. Macmillan held several positions in the Bertelsmann Group including Director of Group Reporting for Bertelsmann Music Group in New York from 1988 to 1990 and a variety of financial roles based in Germany from 1983 through 1987. Mr. Macmillan obtained his qualification as a Chartered Accountant while at Price Waterhouse from 1976 to 1983.

Oliver Meister, 37, has served as the Company’s Vice-President, Head of Corporate Affairs since June 2009.  He has responsibility for overseeing and co-ordinating decision-making at an operational level throughout the Company’s operations and specific responsibilities for human resources and administration. He is also responsible for managing our operating company-level legal teams regarding non-corporate issues.  Mr. Meister joined the Company as Counsel in 2000 and served as Head of Business Affairs from 2008 to 2009. He also serves on the board of directors of a number of our subsidiaries and thus plays a key role in approving strategic decisions and key contracts at the operating company level.  Prior to joining the Company, Mr. Meister trained and later worked as a solicitor at Clifford Chance and Taylor Wessing in London, Budapest and Bucharest. He graduated with a degree in Law with European Law from Leeds and Leiden Universities and qualified as a solicitor of England and Wales in 1998.

Daniel Penn, 44, joined the Company in 2002 and has served as General Counsel since May 2004 and Company Secretary since June 2004. Mr. Penn was named an Executive Vice President of the Company in February 2010. Prior to joining the Company, he served as General Counsel and Head of Developments/Business Affairs in an internet publishing business and in a multinational telecommunications company. He began his career in private practice with Mayer Brown, where he worked in their offices in New York, London and Tashkent, Uzbekistan. Mr. Penn graduated from Princeton University with a B.A. from the Woodrow Wilson School of Public and International Affairs and a Certificate of Achievement in Russian Studies. He received a J.D. from the Columbia University School of Law, where he served as Editor-in-Chief of the Columbia Law Review.

David Sach, 49, has served as Executive Vice President and Chief Financial Officer since March 2010. Prior to joining the Company, Mr. Sach served as Chief Financial Officer for Clearwire Corporation, a NASDAQ listed company, from February to September 2009. From 2005 to 2008, Mr. Sach was Chief Financial Officer for Millicom International Cellular SA. With an extensive international financial background, Mr. Sach held several senior finance roles at Equant N.V., EMI Group PLC and Thomson Professional Publishing from 1993 to 2005. Mr. Sach began his career with PricewaterhouseCoopers in New York. He holds a B.S. in Accounting from State University of New York at Albany, and is a Certified Public Accountant.

David Sturgeon, 40, has served as the Company’s Deputy Chief Financial Officer since July 2009.  He has responsibility for directing the Company’s activities in the areas of accounting, financial reporting and analysis, tax, financial systems and processes.  Mr. Sturgeon joined the Company as Group Financial Controller in October 2005, prior to which he was with Equant N.V., a provider of global integrated communications solutions to multi-national corporations listed on the Paris and New York stock exchanges, where he served as Head of Corporate Accounting from 2002.  From August 1990 to May 2002, Mr. Sturgeon was a member of Arthur Andersen’s Technology, Media and Communications practice, advising clients primarily in the areas of financial reporting and control, corporate finance and capital markets transactions.  Mr. Sturgeon graduated from Oxford University with an M.A. in Philosophy, Politics and Economics and is a Chartered Accountant.

Mark Wyllie, 46, joined the Company as Finance Director in September 2000. In 2001 he became a Vice President of the Company and is currently serving as Vice President Corporate Finance. Mr. Wyllie, a Chartered Certified Accountant, served in various finance roles within United Biscuits from September 1988 until July 2000. In 1998, Mr. Wyllie was Finance Director at United Biscuits for Asia and Central and Eastern Europe in charge of operations in Poland, Hungary and Romania as well as the Far East. From 1986 to 1988 he served as a Consultant with Metapraxis Ltd., a small, financially-oriented software consultancy. Mr. Wyllie received his B.A. honors degree in Engineering Science, Economics and Management from Oxford University.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management, and based on our review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2009.

Submitted by:

Fred Langhammer
Bruce Maggin
Herbert A. Granath

Members Of The Compensation committee

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives of Compensation Programs

General Philosophy

We believe the total compensation of our executive officers should support the following objectives:

•
Attract and retain executives with the experience and expertise to drive us to achieve our objectives.  This means that we provide significant compensation opportunities to executives who are able to deliver competitive results.

•
Reward executives for creating shareholder value.  This means that our long-term incentive programs are equity-based and that these equity-based programs represent a significant percentage of the total compensation opportunity for our executives.

•
Create a mix of short-term and long-term compensation to achieve a balance between current income and long-term incentive opportunities that promote attention to both annual and multi-year business objectives without encouraging unnecessary or excessive risk-taking.  The mix between short-term and long-term is also designed to reflect the roles and responsibilities of the individual.  This means that senior executives have a higher percentage of their total potential compensation tied to variable (versus fixed) pay.

•
Create a strong culture that rewards results.  This means that incentive plans reward a combination of our overall results through the achievement of specific financial goals and individual performance through the use of specific goals and objectives.

•
Ensure compensation is appropriate in light of our profile, strategy and anticipated performance.  This means that while the Compensation Committee considers competitive practice in its decision-making, it places significant emphasis on our specific strategy and performance in the ultimate determination of compensation decisions.

Compensation Design and Elements of Compensation

Our executive compensation program consists of the following components:

Base Salary

Salary levels for each of our Named Executive Officers are set forth in their employment agreements.  The Compensation Committee may review these salary levels each year to determine whether any adjustment is appropriate except in the case of the President and CEO, who is entitled to an increase in his base salary based on the trading price of our shares (as described in the notes to the Summary Compensation Table below).  Key considerations in establishing base salary levels and subsequent increases include the overall level of responsibility of a given Named Executive Officer; the importance of the role; and the experience, expertise and specific performance of the individual.  We consider current base salary levels for each of our Named Executive Officers to be consistent with these objectives.

For our Named Executive Officers, base salaries for 2009 accounted for 46% of total direct compensation. (Total direct compensation consists of base salary, bonus, non-equity compensation plan awards and annual option grant value.)  In 2009, our Named Executive Officers earned 17% of their total direct compensation from non-equity compensation plan awards or discretionary bonuses.

Annual Incentive Plans

Across the entire group, approximately 4,900 employees were eligible in 2009 to receive annual incentives through various incentive plans.  Award opportunities vary by position and level in the organization. Incentive opportunities for the Named Executive Officers are specified in their employment agreements, with targets generally ranging from 50% to 100% of base salary. The basis for non-equity incentive plan awards specified in the employment agreements of Named Executive Officers vary and are earned principally for the achievement of financial goals.

CEO Non-equity Incentive Plan Award Target

CEO Target.  The amount that may be earned as a non-equity incentive plan award by the President and CEO is determined by criteria set forth in his employment agreement.  The target for 2009 was equal to budgeted EBITDA1 for operations (excluding stock-based compensation) (“CEO Target EBITDA”).  Because Mr. Sarbu was appointed President and CEO in July 2009, the Compensation Committee elected to preserve the bonus formula from his previous employment agreement for fiscal year 2009.  For the period from 2010 to 2014, the President and CEO may earn non-equity incentive plan awards based on annual EBITDA targets agreed by the Compensation Committee, as set out below.

2009 CEO Target. The CEO Target EBITDA for 2009 was $336.4 million (2008: $329.4 million). This target was determined prior to the onset of the global recession and before the full impact of the economic crisis in Central and Eastern Europe was ascertained. It was calculated by translating local currency amounts comprising CEO Target EBITDA at the exchange rates used in the Company’s 2009 budget. The President and CEO was entitled to receive an award equal to 100% of his base salary in the event CEO Actual EBITDA (as explained below) was equal to CEO Target EBITDA and an additional award equal to 50% of base salary if CEO Actual EBITDA was at least 105% of CEO Target EBITDA. “CEO Actual EBITDA” is equal to actual Segment EBITDA for broadcasting operations minus actual corporate operating costs minus any amount by which actual Segment EBITDA losses for non-broadcasting operations exceeds budgeted Segment EBITDA losses for non-broadcasting operations.  In order to exclude the impact of exchange rate movements on internal performance targets, the actual Segment EBITDA for broadcasting operations, actual corporate operating costs and actual Segment EBITDA with respect to non-broadcast operations are translated at budgeted exchange rates for purposes of determining whether the target has been achieved.

This formula has served two functions.  The first was to reinforce the continuing primacy of our broadcasting operations in creating value. The second was intended to ensure that the Company’s investments and strategy for new media, which had been identified as the principal driver of the results in non-broadcasting operations, were sufficiently focused on delivering profitable revenue generation. The President and CEO has primary responsibility over investment decisions in non-broadcasting operations, whether by means of acquisition or organic growth.

Future CEO Targets.  From 2010, the amount that may be earned by the President and CEO will be based on a target that is equal to the estimated consolidated EBITDA results for our core operations (excluding stock-based compensation) (“CEO Core Target EBITDA”).  At present our core operations are in Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia.  The multiyear targets for CEO Core Target EBITDA, which were agreed with the Compensation Committee in July 2009, are as follows:

Financial Year	CEO Core Target EBITDA
2010	$ 180,000,000
2011	$ 230,000,000
2012	$ 280,000,000
2013	$ 340,000,000

Accordingly, the President and CEO will be entitled to earn a non-equity incentive plan award in an amount equal to 100% of his base salary in the event that actual Consolidated EBITDA for the core operations (excluding stock-based compensation) (“Core Consolidated EBITDA”) in the relevant financial year is greater than the CEO Core Target EBITDA for such year.  In order to exclude the impact of exchange rate movements on internal performance targets, the Core Consolidated EBITDA will be translated using exchange rates in the Company’s 2009 budget for purposes of determining whether the target has been achieved.

_________________________

1 For a quantitative reconciliation of non-GAAP financial measures to the most directly comparable financial measurements in accordance with GAAP, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 accompanying this proxy statement.

In addition, in 2010 the President and CEO will be entitled to earn an additional non-equity incentive plan award in the event that Consolidated EBITDA for the core operations (excluding stock-based compensation) is greater than the CEO Core Target EBITDA for such year, in an amount equal to the lesser of (i) 3% of the amount by which Core Consolidated EBITDA exceeds CEO Core Target EBITDA for 2010 and (ii) 50% of the President and CEO’s annual salary then in effect.  In order to exclude the impact of exchange rate movements on internal performance targets, the Core Consolidated EBITDA will be translated using exchange rates in the Company’s 2009 budget for purposes of determining whether the target has been achieved.

The CEO Core Target EBITDA amounts are subject to adjustment in the event that the Company acquires additional operations that are considered core operations, the fundamental assumptions underlying the target amounts for the CEO Core Target EBITDA materially change (including assumptions in respect of exchange rates and general economic or advertising market growth rates) or the Company changes its functional currency.

The Compensation Committee believes that a bonus target based on the financial performance of the core operations is more appropriate in light of the severe impact the global economic recession has had on the economies of Central and Eastern Europe, which has presented challenges for bringing our developing operations (in Ukraine and Bulgaria) to profitability within liquidity constraints faced by the Company as well as for projecting the timing of the return to profitability with sufficient certainty.  Moreover, in the context of the Company’s considering various strategic options for its Ukraine and Bulgaria operations, it was not advisable to include those operations in the target bonus determination.  Finally, focusing on the profitability of the core operations has reinforced the importance of securing the position and financial performance of these assets during the depths of the global economic recession and positioning them for a return to historical levels of profitability as the global economic recession recedes.

CEO Special Performance Bonuses. At the time of Mr. Sarbu’s appointment as President and CEO, the Compensation Committee also identified certain areas of the business for which it wished to incentivize him to achieve specific goals in order to address specific operating areas of the business.  These areas relate to: the completion of a transaction relating to the sale of our Ukraine operations, for which Mr. Sarbu is entitled to an award of $500,000; the refinancing of the senior debt of the Company due in 2012, 2013 and 2014, for which Mr. Sarbu is entitled to an award based on the amount of such debt refinanced, with the maximum amount of such award not to exceed $1,000,000 in the aggregate; the achievement of an aggregate EBITDA-target for the Company’s internet operations for the period from 2011 through 2013, for which Mr. Sarbu is entitled to an award equal to 5% of the amount by which the reported EBITDA of the internet division over such period exceeds $30 million, with the maximum amount of such award not to exceed $500,000; and the development of a succession plan approved by the Board of Directors, for which Mr. Sarbu is entitled to an award of $500,000.

Senior Management Non-equity Incentive Plan Award Targets

CFO and Deputy CFO Target. The Compensation Committee has also adopted an incentive plan for members of senior management other than the President and CEO in order to harmonize non-equity incentive compensation for similarly placed senior managers across the Company. According to this senior management plan, the target for the award that may be earned by the CFO and the Deputy CFO is based on budgeted Consolidated EBITDA for the Company  minus budgeted corporate costs (excluding stock-based compensation and other one-time items) (“Consolidated Target EBITDA”). Consolidated EBITDA includes EBITDA for non-broadcasting operations. The target for 2009 was $332.9 million (2008: $317.8 million).  This target was determined prior to the onset of the global recession and before the full impact of the economic crisis in Central and Eastern Europe was ascertained. It was calculated by translating local currency amounts comprising Consolidated Target EBITDA at exchange rates used in the Company’s 2009 budget. The CFO is entitled to earn an award equal to 100% of his base salary and the Deputy CFO is entitled to earn an award equal to 50% of his base salary in the event Consolidated Actual EBITDA (as explained below) is at least equal to Consolidated Target EBITDA.  “Consolidated Actual EBITDA” is equal to actual Total Segment EBITDA for the Company (translated at exchange rates used in the Company’s 2009 budget) minus actual corporate costs (excluding stock-based compensation and other one-time items).  The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.  In addition, in the event the actual Total Segment EBITDA of the Company in 2009 had exceeded actual Total Segment EBITDA in 2008 by more than 20% (using constant exchange rates), the CFO would have been entitled to receive an amount equal to one month’s base salary, and the Deputy CFO would have been entitled to receive an amount equal to two weeks’ base salary, for each one percent by which the difference exceeded 20%.

SVP-Broadcasting Target. The Senior Vice President for Broadcasting is also entitled to a non-equity incentive award under the incentive plan for members of senior management. According to this senior management plan, the target for the award that may be earned by the SVP-Broadcasting is based on budgeted Consolidated EBITDA for the Czech operations (“Czech Target EBITDA”). The non-equity incentive plan award for Mr. Dvořák is based on the results of the Czech operations because he was retained by and served as one of the principal executives of CET 21 spol. s r.o., our principal operating company in the Czech Republic. The target for 2009 was $209.4 million.  This target was determined prior to the onset of the global recession and before the full impact of the economic crisis in Central and Eastern Europe was ascertained. It was calculated by translating local currency amounts comprising Czech Target EBITDA at exchange rates used in the Company’s 2009 budget. The SVP- Broadcasting was entitled to earn an award equal to 75% of his salary in the event Czech Actual EBITDA (as explained below) was at least equal to Czech Target EBITDA.  “Czech Actual EBITDA” is equal to actual Total Segment EBITDA for the Czech operations (translated at exchange rates used in the Company’s 2009 budget).  The purpose of the translation at constant exchange rates is to exclude the impact of exchange rate movements on internal performance targets.  In addition, in the event the actual Total Czech Segment EBITDA in 2009 had exceeded actual Total Czech Segment EBITDA in 2008 by more than 20% (using constant exchange rates), the SVP-Broadcasting would have been entitled to receive an amount equal to one month’s base salary for each one percent by which the difference exceeded 20%.

The Senior Vice President-Content became an employee of the Company on December 9, 2009 in connection with the acquisition of Media Pro Entertainment. His non-equity incentive plan award target was determined in accordance with the policy of the previous owners of Media Pro Entertainment.

In 2010, it is anticipated that both the SVP-Broadcasting and the SVP-Content will be eligible to earn a non-equity incentive plan award based both on Company-wide and division-based performance metrics.

In addition to these target amounts that may be earned for achieving the financial criteria described above, the Compensation Committee may also establish other performance criteria for purposes of creating additional incentives for the achievement of specific objectives and may award discretionary bonuses.  Senior management approves EBITDA thresholds as well as minimum and maximum financial performance criteria for non-equity incentive plan awards to employees in the operating companies.

Non-equity Incentive Plan Awards and Discretionary Bonuses in 2009

The financial turmoil in global markets that began at the end of 2008 and the global recession that occurred during 2009 had a severe impact on our total revenues as advertisers reduced spending in response to sharply reduced consumer demand, and on our operating profits both because of an impairment charge in respect of the Company’s Bulgaria operations and a strategic decision to ensure that cost cutting by the Company did not harm its brands and audience share leadership in its core operations.

CEO Actual EBITDA was $81.4 million. Because this amount was less than the CEO Target EBITDA, the President and CEO did not earn a non-equity incentive plan award in 2009. Consolidated Actual EBITDA was $83.5 million. Because this amount was less than the Consolidated Target EBITDA, neither the CFO nor the Deputy CFO earned a non-equity incentive plan award in 2009. Czech Actual EBITDA was $121.6 million. Because this amount was less than the Czech Target EBITDA, the SVP- Broadcasting did not earn a non-equity incentive plan award in 2009.

Notwithstanding this, the Compensation Committee elected to award discretionary bonuses to the CFO, the Deputy CFO and the SVP-Broadcasting for 2009.  Key among the factors considered by the Compensation Committee in awarding these discretionary bonuses were the following:

●	In a very challenging economic environment, we reported an increase in audience share and market share for our core operations compared to 2008.

●
We refinanced the Euro 245 million senior fixed rate notes due 2012 and the Euro 125 million of principal amount outstanding under our facilities with the European Bank for Reconstruction and Development by issuing Euro 440 million of senior floating rate notes due 2016.

●	We successfully negotiated a transaction for the sale of the Studio 1+1 and Kino group in Ukraine.
●	We completed the acquisition of Media Pro Entertainment, which is to be a cornerstone of the Company’s new operating structure as a vertically integrated media company.

In addition, in the case of Mr. Frank, the Compensation Committee considered the fact that Mr. Frank had agreed to leave the Board of Directors in order to serve as CFO of the Company on an interim basis during a particularly challenging period for the Company.

Long-Term Equity Incentive Program

Despite the significant decline in our share price in 2008 and the first quarter of 2009, we believe sustained long-term growth in our share price can be achieved through growing revenues, operating income and, to a lesser extent, earnings. It is the primary responsibility of management to achieve this growth.  Long-term incentives in the form of stock options are the most effective way to link the interests of management and shareholders, and to incentivize management to strive for continued shareholder value creation.  Therefore, we plan to continue to use stock options as an integral part of our compensation programs.

Accordingly, each year the Compensation Committee reviews and approves annual option grants to a group of senior employees.  In 2009, 69 employees, including the Named Executive Officers, received option awards.  Annual grant levels are determined based on a number of factors, including the individual’s position, the role the individual plays in setting and achieving long-term company goals, the size of prior equity awards, the overall dilution represented by equity grants and the cost of such grants as reflected in our financial statements.  In addition, the Compensation Committee also gave consideration to the fact that the exercise prices of options granted to employees during the period between December 2005 and September 2008 were significantly above the trading price of the Company’s shares during the first quarter of 2009. Accordingly, the grants in May 2009 represented an acknowledgement that the amount by which the exercise price of these previously granted options exceeded the Company’s trading price in the first quarter of 2009 was sufficiently large so as to effectively negate the effectiveness of the previously granted options as a long-term incentive. The previously granted options have not been cancelled in connection with the May 2009 grant; cancellation would not have provided any benefit to the Company’s income statement.

In connection with the appointment of Mr. Sarbu as President and CEO, the Compensation Committee granted him an option to acquire 160,000 shares of Class A Common Stock.  It considered this significant increase in the size of Mr. Sarbu’s grant to be appropriate in order to ensure that he has a meaningful interest in long-term value creation for shareholders.  The Compensation Committee also believes the size of the grant relative to grants made to other employees reflects his significantly greater responsibilities as the principal executive officer of the Company.

The dates and values of these grants are included in the Grants of Plan-Based Awards table below.  As described below under “Equity Granting Policy”, the Compensation Committee approves all option grants to Named Executive Officers and other employees and the exercise price of all grants is equal to the fair market value of our shares on the date of grant.  Other than the grants in May 2009, options to employees are currently granted with a life of eight years (ten years prior to 2007) and vest over four years.  The grants made in May 2009 vest over two years and have a life of six years.

Prior to 2007, regular annual grants to Named Executive Officers occurred at the time of our annual general meeting, when non-employee directors are entitled to receive an annual grant under the terms of the Stock Incentive Plan. From 2007 until May 2009, the Compensation Committee has awarded annual grants to most Named Executive Officers at the time awards are made to other employees, near the end of each calendar year. The Compensation Committee considers that making grants to all employees at the same time is preferable for purposes of evaluating the benefit delivered to Named Executive Officers as compared to other employees as well as evaluating the impact on our financial statements and dilution.  Beginning in 2010, the Compensation Committee intends to consider grants of options to all grantees earlier in the calendar year in order to align the equity incentive portion of compensation with the other elements of total compensation of Named Executive Officers and other employees of the Company as well as the Board of Directors.

Other Benefits and Perquisites

Our Named Executive Officers are eligible to participate in employee benefits programs established by the subsidiaries employing them. These benefits generally consist of medical insurance for the Named Executive Officers and their dependants and life and disability insurance.  The value of these amounts is included in the Summary Compensation Table.

Stock Ownership Guidelines

We encourage stock ownership by executives and directors but do not have formal stock ownership guidelines.

Severance

As is customary in our markets, all of our Named Executive Officers have employment agreements with us or one of our subsidiaries and these agreements provide for compensation in the event of involuntary termination.  These termination payments, which are typically defined by local practice and are generally derived from the notice period or term of the corresponding employment agreement, were negotiated between us and each Named Executive Officer individually and do not conform to a single policy.  The basis for and value of these termination payments is further described and quantified under “Potential Payments Upon Termination or Change of Control” below.

Compensation and Management Consultants

During 2009, neither the Compensation Committee nor management engaged anyone to serve as an independent advisor on executive or director compensation matters or on programs and policies that are subject to the review or approval of the Compensation Committee.

Role of Executives in Establishing Compensation

The President and CEO, the General Counsel and other members of senior management have participated in the development and implementation of certain executive compensation programs, particularly the annual incentive and long-term equity incentive programs.  Once formulated, these programs are reviewed by our President and CEO and submitted to the Compensation Committee for its review and approval.  From time to time, certain executives, including the President and CEO, may be invited to attend meetings of the Compensation Committee to discuss Company compensation programs; in addition, the General Counsel may be invited to attend meetings in his capacity as Company Secretary.  While these executives may be asked to provide input and perspective, only Compensation Committee members vote on executive compensation matters.  These votes take place in executive session, when no members of management are in attendance.

Compensation Risk Assessment

In establishing and reviewing executive compensation, the Compensation Committee believes that executive compensation has been designed and allocated among base salary and short-term and long-term compensation in a manner that does not encourage excessive risk-taking by management that may harm the value of the Company, reward poor judgment or is reasonably likely to have a material adverse effect on the Company.

Base salaries are designed to be consistent with an executive’s responsibilities and to provide sufficient financial security as a proportion of total compensation so as not to promote unnecessary or excessive risk-taking when earning compensation under the Company’s incentive plans.

Historically, the Company’s non-equity incentive plans for senior management have been, in general, based on achieving annual EBITDA targets. While this may encourage taking short-term risks at the expense of long-term performance, we believe that a number of factors substantially mitigate such risk.   First, we believe a rigorous annual budgeting process results in the establishment of annual targets that are based on a longer-term strategic vision for the Company and sustainable value creation.  Second, using EBITDA results and growth as the primary metric encourages management to focus on sustained profitable revenue generation. Third, rewarding senior executives on the basis of achieving a Company-wide target ensures that they are focused on the performance of the Company as a whole. Fourth, provisions in our senior management plan that permit senior executives to be rewarded for qualitative reasons can reduce the influence of formulae in the determination of performance awards. Finally, the President and CEO has certain performance targets that are multi-year, which is intended to ensure that the principal executive of the Company remains focused on long-term value creation.  The Compensation Committee has also created the opportunity for the President and CEO to earn performance bonuses based on the achievement of specific goals that are designed to address either specific risks or to ensure specific actions are taken that the Compensation Committee believes are important to shareholder value.

Under the Company’s equity incentive plans, the Compensation Committee also awards stock options to senior management and other senior employees.  As a general rule, equity awards to employees vest over a four-year period, which encourages grantees to focus on share price appreciation for an extended period of time.  Awards under the Company’s equity incentive plans, which constitute a significant portion of total compensation of our senior executives, create an incentive for long-term value creation, which can also act as a deterrent to short-term risk-taking.

In view of the organizational transition of the Company into three principal operating divisions -- broadcasting, content and internet -- the Compensation Committee will be reviewing the executive compensation plans to ensure that the principal objectives of the compensation plans of the Company, including in respect of risk, continue to be achieved. It is expected this will include a review of key risks to the operating divisions, the Company’s long term strategy and annual planning process, and consideration of increasing the metrics used to measure performance and capping amounts that can be earned under the Company’s compensation plans. The Compensation Committee continues to believe that an appropriate balance of compensation elements will support the achievement of competitive revenues and earnings in variable economic and industry conditions without undue risk.

Equity Granting Policy

Recognizing the importance of adhering to appropriate practices and procedures when granting equity awards, we formalized an equity granting policy in early 2007 to memorialize the practices and processes we use in granting such awards. The policy establishes the following practices:

•	Decisions to award equity grants should only be taken during a period when trading in our shares is permitted in accordance with our Insider Trading Policy.
•
All grants to Section 16 officers, including grants to new hires, must be approved at a meeting of the Compensation Committee, including telephonic meetings, and may not occur through action by unanimous written consent.

•
The grant date of any equity award approved at a meeting of the Compensation Committee shall be the date of such meeting or, in connection with an anticipated hire or an award to be granted in several installments, a future date established by the Compensation Committee at such meeting, subject to employment commencing.

•	The exercise price for all option awards shall not be less than the closing price of our shares on the date of grant.

Impact of Tax and Accounting on Compensation Decisions

As a general matter, the Compensation Committee takes into consideration the various tax and accounting implications of compensation vehicles employed by us.  When determining amounts of long-term incentive compensation to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification 718, “Compensation – Stock Compensation” (“ASC 718”), grants of stock options, restricted stock and restricted stock units permitted pursuant to the Stock Incentive Plan result in an accounting charge. The accounting charge is equal to the fair value of the instruments being issued for options expected to vest. For stock options, the cost is equal to the fair value of the option on the date of grant using a Black-Scholes option pricing model multiplied by the number of options expected to vest. For restricted stock, the cost is equal to the fair value of the stock on the date of grant multiplied by the number of shares or units granted. This expense is amortized over the requisite service or vesting period.

The Compensation Committee also considers the tax implications of its programs, both to us and to the participants.  It is the Compensation Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard.  However, the Compensation Committee believes that compensation and benefits decisions should be primarily driven by the needs of the business rather than by tax policy.  Therefore, the Compensation Committee may make pay decisions that result in certain tax inefficiencies.

Summary Compensation Table

The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the Company’s President and Chief Executive Officer, the former Chief Financial Officer, the former interim Chief Financial Officer and each of our three other executive officers, who served in such capacities on December 31, 2009 (collectively, the “Named Executive Officers”), for services rendered in all capacities to us and our subsidiaries for our last three fiscal years. No stock awards and no non-qualified deferred compensation was awarded to any employee in 2009, 2008 or 2007.

	Year	Salary ($)		Bonus ($)(1)	Option awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total Compensation ($)
Adrian Sarbu President and Chief Executive Officer	2009	1,550,000	(3)	-	1,931,346	348,517	71,674	(8)	3,901,537
	2008	1,188,267		1,000,000	476,550	-	-		2,664,817
	2007	1,139,819		-	1,307,490	5,611,781	-		8,059,090
Charles Frank Interim Chief Financial Officer	2009	230,000		421,667	74,060	-	88,560	(9)	814,287
Wallace Macmillan Chief Financial Officer	2009	227,577	(4)	-	273,108	-	912,296	(10)	1,412,981
	2008	532,198		238,703	115,563	-	283,902	(11)	1,170,366
	2007	561,353	(5)	35,000	544,788	561,353	20,415	(12)	1,722,909
David Sturgeon Deputy Chief Financial Officer	2009	407,374	(6)	194,997	68,877	-	-		671,248
Petr Dvořák Senior Vice President, Broadcasting	2009	650,525		200,000	122,448	-	25,261	(13)	998,234
Andrei Boncea Senior Vice President, Content	2009	23,045	(7)	-	-	-	-		23,045

_________________
(1) Information in respect of bonus awards and non-equity incentive plan compensation is summarized below for each Named Executive Officer.
(2) These amounts reflect aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2009, 2008 and 2007 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 accompanying this proxy statement.
(3) Includes the reimbursement of accrued unused vacation days.
(4) Represents salary payments for the period until Mr. Macmillan’s resignation became effective on June 30, 2009.
(5) With effect from April 1, 2007, Mr. Macmillan’s annual salary was increased from £250,000 (approximately $501,841) to £290,000 (approximately $582,135).

(6) Mr. Sturgeon was appointed Deputy Chief Financial Officer effective July 1, 2009 and his annual salary increased from £233,670 (approximate $364,000) to £250,000 (approximately $389,400). Includes the reimbursement of accrued unused vacation days.
(7) Mr. Boncea joined the Company on December 9, 2009 following the acquisition of Media Pro Entertainment.
(8) Represents approximately $7,400 for health insurance benefits paid by us, approximately $55,000 for accommodation in Prague and approximately $9,300 for travel costs (including ground transportation costs).
(9) Represents approximately $700 for travel costs (including ground transportation costs), approximately $82,500 for accommodation and approximately $5,360 for life and health insurance benefits paid by us.
(10) Represents a severance payment consisting of a payment of £290,000 (approximately $452,400) in lieu of Mr. Macmillan’s notice period,  a discretionary contribution of £168,921 (approximately $263,500) to Mr. Macmillan’s pension plan, £31,230 (approximately $48,700) in respect of accrued unused vacation days, and an ex gratia payment of £92,079 (approximately $143,600).  We also provided Mr. Macmillan with health insurance benefits with a value of £2,582 (approximately $4,000).
(11) Represents a discretionary contribution of £150,000 (approximately $275,275) to Mr. Macmillan’s pension plan and life and health insurance benefits paid by us.
(12) Represents life and health insurance benefits paid by us.
(13) Represents CZK 46,000 (approximately $2,400) for health insurance benefits paid by us and CZK 435,044 (approximately $22,800) for travel costs (including ground transportation costs).

Amounts of salary, bonus and non-equity incentive plan compensation set forth in the Summary Compensation Table and the notes below it earned by each Named Executive Officer in a currency other than U.S. dollars have been translated using the average exchange rate for 2009, 2008 or 2007, as applicable.

Adrian Sarbu

Mr. Sarbu was appointed President and Chief Executive Officer on July 27, 2009. Prior to that he served as the Company’s President and Chief Operating Officer from January 1, 2009 and as the Company’s Chief Operating Officer since October 2007. Mr. Sarbu is compensated pursuant to an employment agreement with CME Media Services Limited, a wholly owned subsidiary of the Company, dated July 27, 2009 (the “CEO employment agreement”). In connection with the CEO employment agreement, Mr. Sarbu’s previous employment agreements (as described below) were terminated.

Pursuant to the CEO employment agreement, from July 1, 2009 Mr. Sarbu is entitled to receive an annual salary of $1.8 million. In addition, in the event that the trading price of shares of our Class A Common Stock closes at or above $50 per share on at least 15 trading days during the twelve month period prior to January 1, 2011, January 1, 2012 or January 1, 2013, Mr. Sarbu’s annual salary shall increase to $2.4 million with effect from January 1 of the year following the year in which this share target is achieved. Only one such salary increase is permitted under the terms of the CEO employment agreement.

Prior to the CEO employment agreement, Mr. Sarbu was compensated pursuant to two employment agreements.  Under an employment agreement with CME Development Corporation (the “COO employment agreement”), he was entitled to receive an annual salary of Euro 423,000 (approximately $600,000 at the signing date) from the effective date of his appointment as COO (October 17, 2007). In addition, Mr. Sarbu served as the President of the Board of our Romanian subsidiary, Pro TV S.A., and had an agreement for the performance of such office with Pro TV S.A. (the “2007 Pro TV agreement”). Under the 2007 Pro TV agreement, Mr. Sarbu was entitled to receive annual remuneration of RON 1,440,000 (approximately $600,000 at the signing date).

In 2008 and 2009, Mr. Sarbu was entitled to earn a non-equity incentive plan award based on meeting certain quantitative performance targets as described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. In 2009 and 2008, Mr. Sarbu’s targets were not met and as a result he did not earn any non-equity incentive plan compensation in those years.  However, in 2008 the Compensation Committee elected to award Mr. Sarbu a discretionary bonus of $1.0 million in recognition of his achievements over the course of the year.

Pursuant to the CEO employment agreement, Mr. Sarbu is entitled to earn non-equity incentive plan awards upon the achievement of certain specified corporate objectives, as described above under “Annual Incentive Plans”. In September 2009, Mr. Sarbu earned a non-equity incentive plan award of EUR 250,603 (approximately $348,517) in connection with the refinancing of the Company’s 8.25% Senior Notes due 2012.

Mr. Sarbu’s CEO employment agreement includes a cap on total compensation payable to the CEO in any year from 2010.  Total compensation includes annual salary, non-equity incentive plan awards, special performance bonuses and equity compensation. Starting from 2010, Mr. Sarbu’s total compensation in respect of any financial year shall not exceed $6,000,000 in 2010, $8,000,000 in 2011, $10,000,000 in 2012 and $10,000,000 in 2013.

The COO employment agreement and the 2007 Pro TV agreement replaced the previous employment arrangements between us and Mr. Sarbu.  Those previous employment agreements consisted of a Contract for the Performance of the Office with our Czech subsidiary CET 21 spol. s r.o. dated August 1, 2006 (as amended, the “CET 21 agreement”) and an employment agreement with Pro TV S.A. dated January 1, 2006 (the “2006 Pro TV agreement”). Mr. Sarbu entered into the CET 21 agreement in connection with his appointment as a regional director to oversee our operations in the Czech and Slovak Republics. The CET 21 agreement was for a fixed term and expired on December 31, 2007. Under the CET 21 agreement, Mr. Sarbu was entitled to receive an annual salary of $500,000.  Under the 2006 Pro TV agreement, Mr. Sarbu was entitled to receive an annual salary of RON 1,431,660 (approximately $471,900).

Under the CET 21 agreement, Mr. Sarbu had the opportunity to earn a non-equity incentive plan award of $1.0 million at the end of 2007 if the combined EBITDA results reported for both our Czech and Slovak Republic operations were equal to the aggregate EBITDA target of at least $273.3 million for the 2006 and 2007 fiscal years for those operations. In the event the aggregate combined EBITDA exceeded $273.3 million, Mr. Sarbu was entitled to receive an award equal to 10% of the amount of such excess, to a total amount of $5.0 million (including the $1.0 million payable in the event these EBITDA targets were achieved). Because aggregate combined EBITDA was $319.3 million, Mr. Sarbu was awarded $5.0 million under the CET 21 agreement in 2007. Under the 2006 Pro TV agreement, Mr. Sarbu was entitled to an annual non-equity incentive plan award of 50% of his annual base salary if the EBITDA results reported for the Romania operations equaled the annual EBITDA target for the applicable fiscal year and was subject to an increase to an amount representing 100% of his annual base salary if the EBITDA results reached or exceeded an approved threshold above the annual target in any fiscal year. Because the EBITDA results for the Romania operations in 2007 exceeded this threshold, Mr. Sarbu earned an award equal to 100% of his annual base salary under the 2006 Pro TV agreement in 2007.

Charles Frank

Mr. Frank served as interim Chief Financial Officer pursuant to an employment agreement effective July 1, 2009 with CME Development Corporation, one of our wholly owned subsidiaries. Mr. Frank resigned as interim Chief Financial Officer effective March 1, 2010. Under his employment agreement, Mr. Frank’s annual salary was $460,000.

In 2009, Mr. Frank was entitled to receive a non-equity incentive plan award based on meeting the quantitative performance targets described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Frank did not earn any non-equity incentive plan compensation in 2009. However, the Compensation Committee elected to award Mr. Frank a discretionary bonus of $421,667 in respect of his period of service. These payments were awarded for the reasons described under “Annual Incentive Plans” above.

Wallace Macmillan

Mr. Macmillan served as Chief Financial Officer pursuant to an amended and restated employment agreement dated October 6, 2006 with CME Development Corporation.  Under his employment agreement, Mr. Macmillan’s aggregate annual salary was £290,000 (approximately $451,700). Mr. Macmillan resigned as Chief Financial Officer effective June 30, 2009.

Because Mr. Macmillan’s voluntary termination occurred prior to the end of 2009, he was not entitled to earn a non-equity incentive plan award in respect of the 2009 fiscal year.  In 2008, Mr. Macmillan was entitled to earn a non-equity incentive plan award based on meeting the quantitative performance targets described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Macmillan did not earn any non-equity incentive plan compensation in 2008.  However, in 2008 the Compensation Committee elected, on the recommendation of the President and COO, to award Mr. Macmillan a discretionary bonus of £111,000 (approximately $203,703) and a payment of £150,000 (approximately $275,275) to Mr. Macmillan’s pension scheme, the aggregate of which was equal to 90% of his target bonus.  These payments were awarded in recognition of his achievements over the course of the year.

Under the plan in effect in 2007, the qualitative performance criteria for determining the amount of Mr. Macmillan’s non-equity incentive plan award was based on budgeted Total Segment EBITDA.  Such amount was based upon a target representing 50% of Mr. Macmillan’s annual base salary and was subject to increase to a maximum of twice that amount in the event the Company’s actual Total Segment EBITDA, translated at budgeted exchange rates, reached or exceeded the maximum budgeted Total Segment EBITDA target, an approved threshold 7.5% above the annual budgeted Total Segment EBITDA for each of those fiscal years. In 2007, Mr. Macmillan earned a non-equity incentive plan award equal to 100% of his annual base salary.  The amount earned reflects the percentage of annual base salary payable to Mr. Macmillan as a non-equity incentive plan award in the event of meeting financial targets (50% in 2007), plus the percentage by which actual Total Segment EBITDA (translated at budgeted exchange rates) exceeded the difference between the maximum budgeted Total Segment EBITDA target and budgeted Total Segment EBITDA.

David Sturgeon

Mr. Sturgeon was appointed Deputy Chief Financial Officer effective July 1, 2009 and serves pursuant to an employment agreement with CME Media Services Limited. Pursuant to his employment agreement, Mr. Sturgeon’s aggregate annual salary is £250,000 (approximately $389,400).

In 2009, Mr. Sturgeon was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Sturgeon did not earn any non-equity incentive plan compensation in 2009.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Sturgeon a discretionary bonus of £125,000 (approximately $194,997).  These payments were awarded for the reasons described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement.

Petr Dvořák

Mr. Dvořák is employed pursuant to an amended employment agreement with CET 21 spol. s r.o., our wholly owned subsidiary.  Mr. Dvořák’s annual salary is CZK 12,069,996 (approximately $632,000), which reflects a 15% salary reduction for the nine-month period from April 1, 2009 as part of the Company’s cost-cutting initiatives.

In 2009, Mr. Dvořák was entitled to earn a non-equity incentive plan award based on meeting quantitative performance targets described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement. Because these targets were not met, Mr. Dvořák did not earn any non-equity incentive plan compensation in 2009.  However, the Compensation Committee elected, on the recommendation of the President and CEO, to award Mr. Dvořák a discretionary bonus of $200,000.  These payments were awarded for the reasons described under “Annual Incentive Plans” in the introduction to the Compensation Discussion and Analysis section of this proxy statement.

Andrei Boncea

Mr. Boncea is compensated pursuant to a series of agreements with companies that are part of the Media Pro Entertainment business, which we acquired on December 9, 2009. Pursuant to his agreements, Mr. Boncea earned RON 66,774 (approximately $23,000) in the period from December 9, 2009 to December 31, 2009. Mr. Boncea was not entitled to earn a non-equity incentive plan award pursuant to his agreements.

Grants of Plan Based Awards

The following table sets forth information with respect to estimated possible payouts under non-equity incentive plans and grants of options to purchase shares of Class A Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 2009. We have not granted any equity incentive plan awards or any stock awards during the year ended December 31, 2009.  In addition, no Named Executive Officer was eligible during the year ended December 31, 2009 to earn a bonus whose payout would be earned in whole or in part in a future year. Accordingly, there are no estimated future payouts for any Named Executive Officer.  Foreign currency amounts in the table below have been translated using the exchange rate prevailing at December 31, 2009.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)		All Other Option Awards: Number of Securities Underlying Options	Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
	Grant Date	Target ($)	Maximum ($)
Adrian Sarbu	05/15/2009	1,200,000	1,800,000	42,000	17.52	321,426
	07/30/2009			160,000	20.19	1,609,920
Charles Frank	05/15/2009	230,000	(3)	10,000	17.52	74,060
Wallace Macmillan	05/29/2009	-	-	33,000	18.72	273,108
David Sturgeon	05/15/2009	194,997	(3)	9,000	17.52	68,877
Petr Dvořák	05/15/2009	487,894	(3)	16,000	17.52	122,448
Andrei Boncea	-	-	-	-	-	-
_____________________
(1) Estimated possible payouts for each Named Executive Officer were calculated using the criteria set out in the notes to the Summary Compensation Table above in respect of each Named Executive Officer. There are no threshold amounts as payments are only made if targets are reached. As targets were not met, no payments were made in respect of non-equity incentive plan awards in 2009.
(2) Grant date fair value was determined using the methodology provided by ASC 718. For a discussion of the assumptions underlying the valuation of employee stock compensation, see Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 accompanying this proxy statement.
(3) It is not possible to determine the maximum possible payout as such amount would have increased incrementally based on the amount by which increases in year-on-year Total Segment EBITDA had been greater than 20%, as described under “Senior Management Non-Equity Incentive Plan Award Targets” in the Compensation Discussion and Analysis section.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information with respect to options to purchase shares of Class A Common Stock granted to the Named Executive Officers and outstanding at December 31, 2009.  We have made no stock awards and there are no unearned options.

	Option Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Adrian Sarbu		45,500	256,500
	11/18/2004	8,000	-	$32.99	11/17/2014
	12/21/2005	4,000	-	57.00	12/20/2015
	06/08/2006(1)	6,000	2,000	56.42	06/07/2016
	12/05/2007(1)	15,000	15,000	113.56	12/04/2015
	12/16/2008(1)	12,500	37,500	22.64	12/15/2016
	05/15/2009(2)	-	42,000	17.52	05/14/2015
	07/30/2009(1)	-	160,000	20.19	07/29/2017

Charles Frank		32,500	11,500
	06/02/2004	12,000	-	$22.11	06/02/2014
	06/02/2005	6,000	-	44.5	06/02/2015
	06/07/2006(1)	4,500	1,500	58.85	06/06/2016
	06/04/2007(3)	5,000	-	89.79	06/04/2012
	06/03/2008(3)	5,000	-	104.36	06/02/2013
	05/15/2009(3)	-	10,000	17.52	05/15/2014

Wallace Macmillan		113,500	-
	05/29/2003(4)	5,000	-	$10.37	01/31/2012
	05/05/2004(4)	20,000	-	18.93	01/31/2012
	06/02/2005(4)	10,000	-	44.50	01/31/2012
	06/08/2006(4)	8,000	-	56.42	01/31/2012
	12/14/2006(4)	12,500	-	72.05	01/31/2012
	12/05/2007(4)	12,500	-	113.56	01/31/2012
	12/16/2008(4)	12,500	-	22.64	01/31/2012
	05/29/2009(4)	33,000		18.72	01/31/2012

David Sturgeon		8,250	17,750
	12/21/2005	2,000	-	$57.00	12/20/2015
	12/14/2006(1)	2,250	750	72.05	12/13/2016
	12/05/2007(1)	2,000	2,000	113.56	12/04/2015
	12/16/2008(1)	2,000	6,000	22.64	12/15/2016
	05/15/2009(2)	-	9,000	17.52	05/14/2015

Petr Dvořák		13,000	27,000
	02/01/2006(1)	6,000	2,000	$59.98	01/31/2016
	12/14/2006(1)	3,000	1,000	72.05	12/13/2016
	12/05/2007(1)	2,000	2,000	113.56	12/04/2015
	12/16/2008(1)	2,000	6,000	22.64	12/15/2016
	05/15/2009(2)	-	16,000	17.52	05/14/2015

Andrei Boncea	-	-	-	-	-

______________________________
(1) These options vest in four equal installments on each anniversary of the date of grant.
(2) These options vest in two equal installments on each anniversary of the date of grant.
(3) These options vested on the first anniversary of the date of grant. All options awards to Mr. Frank were granted to him under the Stock Incentive Plan in his capacity as a director of the Company.
(4) All options granted to Mr. Macmillan became immediately exercisable on June 30, 2009, the effective date of his resignation.

Option Exercises and Stock Vested

None of our Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2009.

Potential Payments upon Termination or Change of Control

Set out below is information reflecting compensation that may be payable to each of the Named Executive Officers in the event of the termination of such executive officer’s employment. The amount of compensation payable upon voluntary termination, involuntary termination (other than for cause) or termination for cause is described below. We do not have any severance agreement or any agreement providing for any specific payments upon a change of control with any Named Executive Officer. However, options granted to any employee automatically become vested on a change of control pursuant to the Stock Incentive Plan. For purposes hereof, a “change of control” refers to certain corporate transactions (including a sale of substantially all of the assets of the Company and a merger where the Company is not the surviving entity) referred to under the Company’s option agreements that are customarily regarded as a change of control.

The amounts shown below assume that such termination or change of control was effective as of December 31, 2009, with the exception of Mr. Macmillan, who resigned effective June 30, 2009. The amounts do not include salary earned through such period or any discretionary bonus awarded in respect of the year ended December 31, 2009 (each of which is reflected in the Summary Compensation Table). The amounts below also do not include non-equity incentive plan compensation for any Named Executive Officers in respect of the year ended December 31, 2009 because no Named Executive Officer earned any such compensation.  The numbers presented below are for illustrative purposes.  Actual amounts that may be payable or will be paid can only be determined at the time of separation of a Named Executive Officer from the Company. Foreign currency amounts set out below have been translated using the exchange rate prevailing at December 31, 2009.

Adrian Sarbu

Payments under the CEO employment agreement

Mr. Sarbu’s CEO employment agreement is for a fixed term that expires on December 31, 2013. Under the terms of the CEO employment agreement, Mr. Sarbu may terminate his employment at any time on 12 months’ notice. We may elect to make payment in lieu of notice and pay the portions of his annual salary for the notice period remaining at the time the Company elects to make payment in lieu of notice. Mr. Sarbu is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2009, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to $1.8 million, subject to deductions for income tax and social insurance withholdings.

We may at any time terminate Mr. Sarbu’s employment (other than for cause) and make payment in lieu of notice. This payment is comprised of (i) Mr. Sarbu’s annual salary from the date such notice is delivered until the expiration of the CEO employment agreement, (ii) an additional payment equal to one year’s salary and (iii) any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2009, if we were to elect to make payment in lieu of notice Mr. Sarbu would be entitled to receive $9.0 million, subject to deductions for income tax and social security withholdings.

In the event we terminate Mr. Sarbu’s CEO employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Sarbu that have become exercisable as of a voluntary termination date of the CEO employment agreement may be exercised for a period of 90 days following such date.  No options issued to Mr. Sarbu that have not already become exercisable on the date of a voluntary termination become vested as a result of his termination.  The value of options that were exercisable on December 31, 2009 was $12,125.

In the event Mr. Sarbu is terminated for cause under the CEO employment agreement, any options awarded to Mr. Sarbu, including those that have become exercisable, shall immediately terminate on the date of such termination for cause.

In the event of a change of control, all outstanding options granted to Mr. Sarbu would become immediately exercisable. The value of these options on December 31, 2009 was $851,480.

Other provisions

Mr. Sarbu’s employment agreements also contain non-competition provisions that are applicable for a one-year period following termination, a covenant regarding corporate opportunities and a prohibition on the use of confidential information.

Charles Frank

Payments under employment agreement

Mr. Frank, whose employment agreement would have expired on June 30, 2010, served until March 2010. Under the terms of the employment agreement, Mr. Frank was entitled to terminate his employment at any time on three months’ notice. We were able to elect to make payment in lieu of notice and pay him the portion of his annual salary for the notice period remaining at the time the Company made such election. Mr. Frank was also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2009, if we had elected to make payment in lieu of notice, Mr. Frank would have been entitled to $115,000, subject to deductions for income taxes and social security.

We were permitted at any time to terminate Mr. Frank’s employment agreement and make payment in lieu of notice. This payment was comprised of the outstanding balance of his annual salary from the date of termination through and including the termination date of the employment agreement, plus any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2009, if we had elected to make payment in lieu of notice, Mr. Frank would have been entitled to $230,000, subject to deductions for social insurance and other withholdings.

In addition, upon termination of the employment agreement, Mr. Frank was entitled to receive options over 10,000 shares of the Company’s Class A Common Stock, and in the event Mr. Frank was not appointed to the Company’s Board of Directors as of June 30, 2010, he would have been entitled to receive an additional payment of $70,000. Mr. Frank was reappointed to the Board of Directors on March 16, 2010.

In the event we had terminated Mr. Frank’s employment agreement due to cause, he was not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Frank that have become exercisable as of the date on which his service ends (which would include the voluntary termination date of his employment agreement in the event he was not reappointed to the Board of Directors) may be exercised for a period of 90 days following such date.  No options issued to Mr. Frank that have not already become exercisable on the date of a voluntary termination become vested as a result of his termination.  The value of options that were exercisable on December 31, 2009 was $18,000.

In the event of a change of control, all outstanding options granted to Mr. Frank would become immediately exercisable. The value of these options on December 31, 2009 was $78,900.

Other provisions

Mr. Frank’s employment agreement also contains non-competition provisions applicable for a six-month period following termination and a prohibition on the use of confidential information.

Wallace Macmillan

Because Mr. Macmillan resigned effective June 30, 2009, he would not have been entitled to any termination payments on December 31, 2009. See footnote (10) to the Summary Compensation Table for payments made to Mr. Macmillan in connection with his resignation.

David Sturgeon

Payments under employment agreement

Mr. Sturgeon has an employment agreement for an indefinite term. We may terminate Mr. Sturgeon’s employment agreement on 12 months’ notice. We may elect to make payment in lieu of notice and pay him the portion of his annual salary for the period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2009, if we were to elect to make payment in lieu of notice Mr. Sturgeon would be entitled to £250,000 (approximately $403,226), subject to deductions for social insurance and other withholdings.

Mr. Sturgeon may terminate his employment agreement at any time on six months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2009, if we were to elect to make payment in lieu of notice Mr. Sturgeon would be entitled to receive £125,000 (approximately $201,613), subject to deductions for social security and other withholdings.

In the event we terminate Mr. Sturgeon’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Sturgeon that have become exercisable as of a voluntary termination date may be exercised for a period of 90 days following such date. No options issued to Mr. Sturgeon that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Sturgeon that were exercisable on December 31, 2009 was $1,940.

In the event Mr. Sturgeon’s employment agreement is terminated due to cause, any options awarded to Mr. Sturgeon, including those that have become exercisable, shall immediately terminate on the date of such termination.

In the event of a change of control, all outstanding options granted to Mr. Sturgeon would become immediately exercisable. The value of these options on December 31, 2009 was $62,570.

Other provisions

Mr. Sturgeon’s employment agreement also contains non-competition provisions applicable for a six-month period following termination and a prohibition on the use of confidential information.

Petr Dvořák

Mr. Dvořák’s employment agreement expires on June 30, 2011. We may terminate Mr. Dvořák’s employment agreement (other than for cause) at any time on six months’ notice. We may elect to make payment in lieu of notice and pay him the portion of his annual salary for the period remaining at the time the Company makes this election. In the event we terminate Mr. Dvořák’s employment, he is also entitled to an amount equal to his annual salary as of March 31, 2009, plus any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2009, Mr. Dvořák would be entitled to receive an amount equal to CZK 19,634,994 (approximately $1,064,930), subject to deductions for social insurance and other withholdings.

Mr. Dvořák may terminate his employment agreement at any time on six months’ notice. We may elect to make payment in lieu of notice, and pay him the portion of his annual salary for the period remaining at the time the Company makes this election. Mr. Dvořák is also entitled to any earned but unpaid non-equity incentive plan awards. Assuming a termination date of December 31, 2009, if we were to elect to make payment in lieu of notice Mr. Dvořák would be entitled to receive CZK 6,034,998 (approximately $327,315), subject to deductions for social insurance and other withholdings.

In the event we terminate Mr. Dvořák’s employment agreement due to cause, he is not entitled to receive any additional remuneration.

Options

Under the terms of his option agreements, any options issued to Mr. Dvořák that have become exercisable as of a voluntary termination date may be exercised for a period of 90 days following such date. No options issued to Mr. Dvořák that have not already become exercisable on such termination date become vested as a result of his termination.  The value of options granted to Mr. Dvořák that were exercisable on December 31, 2009 was $1,940.

In the event Mr. Dvořák’s employment agreement is terminated due to cause, any options awarded to Mr. Dvořák, including those that have become exercisable, shall immediately terminate on the date of such termination.

In the event of a change of control, all outstanding options granted to Mr. Dvořák would become immediately exercisable. The value of these options on December 31, 2009 was $105,200.

Other provisions

Mr. Dvořák’s employment agreement also contains non-competition provisions that are applicable for a six-month period following termination and a prohibition on the use of confidential information.

Andrei Boncea

We may terminate Mr. Boncea’s employment on 30 days’ notice. We may elect to make payment in lieu of notice and pay him a portion of his annual salary for the period remaining at the time the Company makes this election. Assuming a termination date of December 31, 2009, if we were to elect to make payment in lieu of notice Mr. Boncea would be entitled to RON 4,244 (approximately $1,430), subject to deductions for social insurance and other withholdings. Mr. Boncea’s agreements contain a prohibition on the use of confidential information. Mr. Boncea does not hold any options to purchase shares of common stock of the Company.

Director Compensation

The following table sets forth information in respect of compensation paid to non-employee directors for the year ended December 31, 2009 including options to purchase shares of our Common Stock. We use a combination of cash and stock options to compensate non-employee directors. We do not have any non-equity incentive compensation plans, stock awards or non-qualified deferred compensation earnings and directors received no other compensation. Mr. Sarbu does not receive any compensation for his service as a director and details of his compensation may be found under the Summary Compensation Table above.

Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total Compensation ($)
Ronald Lauder	-	71,530	(2)	71,530
Herbert Granath	90,000	74,060		164,060
Paul Cappuccio(3)	-	-		-
Michael Del Nin(3)	-	-		-
Frank Ehmer(4)	-	74,060	(12)	74,060
Charles Frank(5)	36,000	74,060		110,060
Herbert Kloiber(6)	30,000	74,060	(12)	104,060
Igor Kolomoisky	-	74,060		74,060
Alfred Langer	72,000	74,060		146,060
Fred Langhammer(7)	4,583	56,645	(13)	61,228
Bruce Maggin	63,000	74,060		137,060
Ann Mather(8)	33,500	74,060	(12)	107,560
Olaf Olafsson(9)	-	-		-
Parm Sandhu(10)	15,500	74,765	(13)	90,265
Caryn Seidman Becker(11)	36,167	41,410	(13)	77,577
Duco Sickinghe	52,500	74,060		124,060
Christian Stahl(4)	-	74,060	(12)	74,060
Eric Zinterhofer	-	74,060		74,060

_________________________
(1) These amounts reflect aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2009 in accordance with ASC 718 of awards pursuant to the Stock Incentive Plan. Assumptions used in the calculation of this amount are included in Part II, Item 8, Note 17 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 accompanying this proxy statement.
(2) Mr. Lauder was awarded an option to purchase 10,000 shares of Class B Common Stock at the date of the 2009 Annual General Meeting; each of the remaining directors elected at the 2009 Annual General Meeting  were awarded an option to purchase 10,000 shares of Class A Common Stock (with the exception of Mr. Olafsson, who declined the award).
(3) Mr. Cappuccio and Mr. Del Nin were appointed on October 1, 2009. At the time of their appointment to the Board, Mr. Cappuccio and Mr. Del Nin each declined an option award.
(4) Mr. Ehmer and Mr. Stahl resigned on July 6, 2009.
(5) Mr. Frank resigned on July 1, 2009 in connection with his appointment as interim Chief Financial Officer. Prior to his resignation, Mr. Frank served on the Audit, Compensation and Related Party Transaction Committees.
(6) Dr. Kloiber resigned on June 30, 2009. Prior to his resignation, Dr. Kloiber served on the Corporate Governance/Nominating and Related Party Transactions Committees.
(7) Mr. Langhammer was appointed on December 8, 2009.
(8) Ms. Mather resigned on June 19, 2009. Prior to her resignation, Ms. Mather served on the Audit and Related Party Transactions Committees.
(9) Mr. Olafsson resigned on October 1, 2009.
(10) Mr. Sandhu was appointed on September 15, 2009.
(11) Ms. Seidman Becker was appointed on June 19, 2009.
(12) None of these options had vested at the time of their resignation from the Board and were therefore forfeited on that date.
(13) Represents an option to purchase 5,000 shares of Class A Common Stock awarded at the time of appointment to the Board.

Directors’ Fees

We pay a cash fee to each of our independent directors of $50,000 per annum.  We reimburse each director for expenses in connection with attending meetings of the Board of Directors. Members of the Audit Committee are paid an additional annual cash fee of $12,000.  The members of the Audit Committee are Messrs. Langer and Sandhu and Ms. Seidman Becker.  Members of each of the Compensation Committee, the Corporate Governance/Nominating Committee and the Related Party Transactions Committee receive an additional annual cash fee of $5,000. The members of the Compensation Committee are Messrs. Maggin, Granath and Langhammer.  The members of the Corporate Governance/Nominating Committee are Messrs. Granath, Langer and Maggin. The members of the Related Party Transactions Committee are Messrs. Frank, Granath, Langer and Sickinghe. In addition, Mr. Granath received $25,000 as Vice Chairman.

Annual Equity Grant

Pursuant to our Stock Incentive Plan, on the date of each annual general meeting, each non-employee director who has served as a director since the last annual general meeting or who has been otherwise approved by the Board although having served a shorter term is eligible to receive either (i) non-incentive stock options to purchase shares of Class A Common Stock (or in the case of the Chairman, Class B Common Stock if eligible under our bye-laws and if such grant is approved by the Board of Directors) or (ii) a combination of non-incentive stock options, restricted stock and restricted stock units whose aggregate value is equal to the value of the equivalent number of non-incentive stock options on the date of grant. In the event options are awarded, the exercise price of such options will be the closing price of a share of Class A Common Stock on the date of grant (and 105% of the fair market value of a share of Class A Common Stock in the case of an option to acquire Class B Common Stock).

The Compensation Committee has discretion to determine the components of the annual automatic grant to non-employee directors within the limitation on the aggregate value described above. For purposes of determining the U.S. dollar value of non-incentive stock options to purchase shares of Common Stock under the automatic grant, the Compensation Committee calculates a U.S. dollar amount using the methodology that is employed by the Company for valuing options in its most recent annual financial statements.

The Stock Incentive Plan provides the Compensation Committee with the authority to stipulate the vesting period for all automatic awards, whether options, restricted stock or restricted stock units.  At the time of the 2008 Annual General Meeting, the Compensation Committee determined that the automatic grant should consist solely of options with a vesting period of one year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

Equity Compensation Plan Information
	(a)		(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,000,750	(1)	$39.59	1,514,356
Equity compensation plans not approved by security holders	-		-	-
Total	2,000,750		$39.59	1,514,356
__________________
(1)       This number consists of options outstanding at December 31, 2009 under the Stock Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has been an officer of the Company or of any of our subsidiaries, or had any relationship with us other than serving as a director. In addition, none of our executive officers served as a director or member of the compensation committee of any other entity one of whose executive officers serves as one of our directors or as a member of the Compensation Committee. None of the members of the Compensation Committee has any relationship that is required to be disclosed under this caption pursuant to SEC rules and regulations.

There were no interlocks or other relationships among our executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 2, 2010 with respect to the beneficial ownership of shares of our Class A Common Stock and Class B Common Stock and also sets forth certain information with respect to voting power and percentage of ownership as of April 2, 2010, by (i) each shareholder known by us to beneficially own more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) the principal executive officer and the other named executive officers, and (iv) all directors and executive officers as a group.  Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.

	Beneficial Ownership of Class A Common Stock (a)			Beneficial Ownership of Class B Common Stock			Common Stock
Name of Beneficial Owner	Number		Percent	Number		Percent	% of Voting Power (b)	% Ownership (b)
Ronald S Lauder (1)	14,500,000		25.87%	7,579,436	(32)	100%
Adrian Sarbu (2)	3,116,500	(17)	5.47%	--		--	2.36%	4.84%
Paul T Cappuccio (3)	--		--	--		--	--	--
Michael Del Nin (4)	--		--	--		--	--	--
Charles R Frank, Jr (5)	45,700	(18)	*	--		--	*	*
Herbert A Granath	33,200	(19)	*	--		--	*	*
Igor Kolomoisky	1,635,537	(20)	2.92%	--		--	1.25%	2.57%
Alfred W Langer	59,300	(21)	*	--		--	*	*
Fred Langhammer (6)	10,000	(22)	*	--		--	*	*
Bruce Maggin	46,500	(23)	*	--		--	*	*
Parm Sandhu (7)	--	(24)	--	--		--	--	--
Caryn Seidman Becker (8)	--	(25)	--	--		--	--	--
Duco Sickinghe	15,000	(26)	*	--		--	*	*
Eric Zinterhofer	46,500	(27)	*	--		--	*	*

Wallace Macmillan (9)	114,087	(28)	*	--		--	*	*
David Sturgeon (10)	12,750	(29)	*	--		--	*	*
Andrei Boncea (11)	--		--	--		--	--	--
Petr Dvořák (12)	26,000	(30)	*	--		--	*	*

All directors and executive officers as a group (23 persons)	19,734,646	(31)	34.36%	7,579,436		100%	71.70%	42.01%

Apax Partners Europe Managers Limited (13)	3,168,566		5.65%	--		--	2.42%	4.99%
Apax Europe VI GP Co Ltd (13)	3,168,566		5.65%	--		--	2.42%	4.99%
Testora Ltd (14)	3,500,000		6.24%	--		--	2.67%	5.51%
Time Warner Inc (15)	14,500,000		25.87%	7,579,436		100%	68.49%	34.70%
TW Media Holdings LLC (15)	14,500,000		25.87%	7,579,436		100%	68.49%	34.70%
Time Warner Media Holdings BV (15)	14,500,000		25.87%	7,579,436		100%	68.49%	34.70%
RSL Investments Corporation (1)	--		--	2,885,705		38.52%	22.04%	4.54%
Capital Research Global Investors (16)	3,130,000		5.58%	--		--	2.39%	4.93%

_______________________
*           Less than 1.0%

(a)
Does not include 7,490,936 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock.  Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a one-for-one basis.

(b)
Represents the percentage of total voting power and the percentage ownership of the shares of Class A Common Stock and Class B Common Stock currently beneficially owned by each identified shareholder and all directors and executive officers as a group.  The shares of Class A Common Stock and Class B Common Stock are the only authorized classes of our capital stock with shares outstanding. At April 2, 2010, there were 56,046,176 shares of Class A Common Stock outstanding and 7,490,936 shares of Class B Common Stock outstanding.

(c)	None of the shares of the directors or executive officers are pledged, except as provided in Note 18.

1.
The address of Ronald S. Lauder and RSL Investments Corporation is Suite 4200, 767 Fifth Avenue, New York, New York 10153. Mr. Lauder is the sole shareholder of RSL Investments Corporation (“RIC”), a Delaware corporation.  Information in respect of the beneficial ownership of RIC (other than percentage ownership) is based upon a statement on Schedule 13D/A jointly filed by RIC and Mr. Lauder on January 5, 2010. In the Schedule 13D/A filed jointly by Mr. Lauder and RIC, Mr. Lauder reported that he and RIC have joint beneficial ownership of 2,885,705 shares of Class B Common Stock held directly by RIC. In addition, Mr. Lauder beneficially owns 105,231 shares of Class B Common Stock held by RAJ Family Partners, L.P, the managing general partner of which is RAJ Family Corporation, of which Mr. Lauder is Chairman and President. Mr. Lauder and RIC each have joint beneficial ownership with Time Warner, TWMH and TWBV of 14,500,000 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock held directly by TWBV, over which RSL Savannah, LLC (“RSL Savannah”), of which Mr. Lauder is the sole member, was granted proxy pursuant to an investor rights agreement among TWMH, RSL Savannah, Mr. Lauder, RSL Investments LLC, RIC and the Company dated May 18, 2009 (the “Investor Rights Agreement”) and the Irrevocable Voting Deed and Corporate Representative Appointment among TWMH, RSL Savannah, Mr. Lauder and the Company dated May 18, 2009 (the “Voting Agreement”), at the termination of which Mr. Lauder will no longer have sole voting control.

2.
On July 27, 2009, Adrian Sarbu was appointed as President and Chief Executive Officer of the Company. On December 8, 2009, Mr. Sarbu was appointed to the Board of Directors of the Company. The principal business address of Mr. Sarbu is c/o CME Media Services Limited, Kříženeckého nám. 1078/5, 152 00 Praha 5 – Barrandov, Czech Republic. Mr. Sarbu beneficially owns, directly or indirectly, substantially all the outstanding shares of Alerria Management Company S.A. (formerly known as Media Pro Management S.A.) (“Alerria Management”), a joint stock company organized under the laws of Romania, and Metrodome B.V. (formerly known as Media Pro B.V.) (“Metrodome”), a company organized under the laws of The Netherlands. Information in respect of the beneficial ownership of Alerria Management and Metrodome (other than percentage ownership) is based upon a statement on Schedule 13D jointly filed by them and Mr. Sarbu on December 18, 2009. The address of Alerria Management is 109 Pache Protopopescu Blvd., 6th Floor, sector 2, Bucharest, Romania. The address of Metrodome is Teleport Boulevard 140 1043EJ, 1000 CV, Amsterdam, The Netherlands. In the Schedule 13D filed jointly by Mr. Sarbu, Alerria Management and Metrodome, Mr. Sarbu reported that (i) he and Alerria Management beneficially own 1,600,000 shares of Class A Common Stock and a warrant to purchase 600,000 shares of Class A Common Stock and (ii) he and Metrodome beneficially own 600,000 shares of Class A Common Stock and a warrant to purchase 250,000 shares of Class A Common Stock.

3.	On October 1, 2009, Paul T. Cappuccio was appointed to the Board of Directors.

4.	On October 1, 2009, Michael Del Nin was appointed to the Board of Directors.

5.	From July 1, 2009 until March 2010, Mr. Frank served as interim Chief Financial Officer. On March 16, 2010, Mr. Frank was reappointed to the Board of Directors.

6.	On December 8, 2009, Fred Langhammer was appointed to the Board of Directors.

7.	On September 15, 2009, Parm Sandhu was appointed to the Board of Directors.

8.	On June 19, 2009, Caryn Seidman Becker was appointed to the Board of Directors.

9.	Effective June 30, 2009, Wallace Macmillan resigned as Chief Financial Officer.

10.	On July 1, 2009, David Sturgeon was appointed as Deputy Chief Financial Officer and was designated as principal accounting officer of the Company on June 19, 2009.

11.	On December 9, 2009, Andrei Boncea was appointed as Senior Vice President, Media Pro Entertainment.

12.	On December 1, 2009, Petr Dvořák was appointed as Senior Vice President, Broadcasting.

13.
Information in respect of the beneficial ownership of Apax Partners Europe Managers Limited (“Apax”) and Apax Europe VI GP Co. Limited (“Apax Europe GP”) (other than percentage ownership) is based upon a statement on Schedule 13D/A jointly filed by them on November 27, 2009. The address of Apax, a company organized under the laws of England and Wales, is 33 Jermyn Street, London SW1Y 6DN, United Kingdom. The address of Apax Europe GP, a Guernsey company, is 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands GYI 3ZD. Apax owns all of the issued share capital of APAX WW Nominees Limited (“Apax WW Nominees”) and APAX WW No. 2 Nominees Limited (“Apax WW No. 2 Nominees”). Apax WW Nominees and Apax WW No. 2 Nominees are the registered owners of 100% of the share capital of Adele (Guernsey) GP Limited (“Adele GP”). Apax Europe GP is the general partner of Apax Europe VI GP, L.P. Inc.. Apax Europe VI GP, L.P. Inc. is the general partner of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P (the “Europe VI Funds”). The Europe VI Funds are collectively the beneficial owner of 100% of Adele GP. Adele GP is the general partner of Adele (Guernsey) L.P (“Adele LP”). In the Schedule 13D/A filed by Apax on November 27, 2009, Apax and Apax Europe GP are reported as having shared voting power over 3,168,566 shares of Class A Common Stock held by Adele LP.

14.
Information in respect of the beneficial ownership of Testora Limited (other than percentage ownership) is based upon a statement on Schedule 13G filed by it on January 11, 2006. The address of Testora Limited is Grigori Afxentiou, 8, El.Pa. Livadioti, Flat/Office 401, P.C. 6023, Larnaca, Cyprus.

15.
Information in respect of the beneficial ownership of Time Warner Inc (“Time Warner”), TW Media Holdings LLC (“TWMH”) and Time Warner Media Holdings B.V. (“TWBV”) (other than percentage ownership) is based upon a statement on Schedule 13D/A filed jointly by them on December 8, 2009. The address of each of Time Warner, a Delaware corporation, and TWMH, a Delaware limited liability company, is One Time Warner Center, New York, New York 10019. The address of TWBV, a private limited liability company organized under the laws of The Netherlands, is Naritaweg 237, 1043CB Amsterdam, The Netherlands. Time Warner owns directly all of the equity interests of TWMH and TWMH owns directly all of the equity interests of TWBV. In the Schedule 13D/A filed jointly by Time Warner, TWBV and TWMH on December 8, 2009, Time Warner, TWBV and TWMH reported that they beneficially own 14,500,000 shares of Class A Common Stock and 4,500,000 shares of Class B Common Stock. By virtue of the Voting Agreement and the Investor Rights Agreement described in Note 1 they may also be deemed to have shared voting and dispositive power over 2,990,936 shares of Class B Common Stock beneficially owned by Ronald Lauder and 88,500 shares of Class B Common stock underlying currently exercisable stock options beneficially owned by Mr. Lauder (the “Lauder Shares”). In the Schedule 13D/A filed on December 8, 2009, Time Warner, TWBV and TWMH disclaim beneficial ownership of the Lauder Shares.

16.
Information in respect of the beneficial ownership of Capital Research Global Investors (“Capital Investors”) (other than percentage ownership) is based upon a statement on Schedule 13G/A filed by it on February 11, 2010. The address of Capital Investors is 33 South Hope Street, Los Angeles, CA 90071. In the Schedule 13G/A filed by Capital Investors, a division of Capital Research and Management Company (“CRMC”), on February 11, 2010,  Capital Investors reported that these securities are owned by various investment companies registered under section 8 of the Investment Company Act of 1940, to whom CRMC acts as investment advisor. In the Schedule 13G/A filed on February 11, 2010, Capital Investors disclaims beneficial ownership of these securities.

17.
Includes (i) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $32.99 per share and expire on November 17, 2014; (ii) 4,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $57.00 per share and expire on December 20, 2015; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $56.42 per share and expire on June 7, 2016; (iv) 15,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $113.56 per share and expire on December 4, 2015; (v) 12,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.64 per share and expire on December 15, 2016; and (vi) 21,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2015. Does not include (i) 2,000 shares of Class A Common Stock underlying options with an exercise price of $56.42 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 7, 2016; (ii) 15,000 shares of Class A Common Stock underlying options with an exercise price of $113.56 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 4, 2015; (iii) 37,500 shares of Class A Common Stock underlying options with an exercise price of $22.64 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 15, 2016; (iv) 21,000 shares of Class A Common Stock underlying options with an exercise price of $17.52 per share which are not currently exercisable and will not become exercisable within 60 days and expire on May 14, 2015; (v) 160,000 shares of Class A Common Stock underlying options with an exercise price of $20.19 per share which are not currently exercisable and will not become exercisable within 60 days and expire on July 29, 2017; and (vi) 150,000 shares of Class A Common Stock underlying options with an exercise price of $29.73 per share which are not currently exercisable and will not become exercisable within 60 days and expire on March 15, 2018.

18.
Consists of (i) 3,200 shares of Class A Common Stock; (ii) 12,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013; and (vii) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016. Mr. Frank holds a brokerage account which he uses as a cash management account in which he maintains various securities, including his 3,200 shares of Class A Common Stock of the Company. Whenever such account is overdrawn, the amount of such overdraft is loaned to Mr. Frank on a margin secured by all of the securities in the account, which may be deemed to constitute a “pledge” of Mr. Frank’s shares in the Company.

19.
Consists of (i) 3,200 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.897 per share and expire on May 21, 2013; (ii) 4,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 3,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 3,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013; and (vii) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014. Does not include (i) 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016; and (ii) 10,000 shares of Class A Common Stock underlying options with an exercise price of $36.44 per share which are not currently exercisable and will not become exercisable within 60 days and expire on September 15, 2014.

20.
Consists of (i) 1,275,227 shares of Class A Common Stock held directly by Mr. Kolomoisky; (ii) 345,310 shares of Class A Common Stock owned by Ralkon Commercial Limited; (iii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013; and (iv) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014.

21.
Consists of (i)12,800 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.897 per share and expire on May 21, 2013; (ii) 16,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013; and (vii) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

22.
Consists of 10,000 shares of Class A Common Stock. Does not include 5,000 shares of Class A Common Stock underlying options with an exercise price of $25.90 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 7, 2014.

23.
Consists of (i) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.897 per share and expire on May 21, 2013; (ii) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (iii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iv) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; (vi) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013; and (vii) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

24.
Does not include 5,000 shares of Class A Common Stock underlying options with an exercise price of $34.50 per share which are not currently exercisable and will not become exercisable within 60 days and expire on September 14, 2014.

25.
Does not include 5,000 shares of Class A Common Stock underlying options with an exercise price of $19.31 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 18, 2014.

26.
Consists of (i) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $25.29 per share and expire on October 21, 2013; and (ii) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014.

27.
Consists of (i) 16,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.11 per share and expire on June 1, 2014; (ii) 6,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on June 1, 2015; (iii) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $58.85 per share and expire on June 6, 2016; (iv) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $89.79 per share and expire on June 4, 2012; (v) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $104.36 per share and expire on June 2, 2013; and (vi) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2014. Does not include 1,500 shares of Class A Common Stock underlying options with an exercise price of $58.85 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

28.
Consists of (i) 587 shares of Class A Common Stock; (ii) 5,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $10.37 per share and expire on January 31, 2012; (iii) 20,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $18.93 per share and expire on January 31, 2012; (iv) 10,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $44.50 per share and expire on January 31, 2012; (v) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $56.42 per share and expire on January 31, 2012; (vi) 12,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $72.05 per share and expire on January 31, 2012; (vii) 12,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $113.56 per share and expire on January 31, 2012; (viii) 12,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.64 per share and expire on January 31, 2012; and (ix) 33,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $18.72 per share and expire on January 31, 2012. All of Mr. Macmillan’s unvested options became exercisable on June 30, 2009 and expire on January 31, 2012.

29.
Consists of (i) 2,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $57.00 per share and expire on December 20, 2015; (ii) 2,250 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $72.05 per share and expire on December 13, 2016; (iii) 2,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $113.56 per share and expire on December 4, 2015; (iv) 2,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.64 per share and expire on December 15, 2016; and (v) 4,500 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2015. Does not include (i) 750 shares of Class A Common Stock underlying options with an exercise price of $72.05 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 13, 2016; (ii) 2,000 shares of Class A Common Stock underlying options with an exercise price of $113.56 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 4, 2015; (iii) 6,000 shares of Class A Common Stock underlying options with an exercise price of $22.64 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 15, 2016; and (iv) 4,500 shares of Class A Common Stock underlying options with an exercise price of $17.52 per share which are not currently exercisable and will not become exercisable within 60 days and expire on May 14, 2015.

30.
Consists of (i) 3,000 shares of Class A Common Stock held in Mr. Dvořák’s name by Raiffeisenbank Prague; (ii) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $59.98 per share and expire on January 31, 2016; (iii) 3,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $72.05 per share and expire on December 13, 2016; (iv) 2,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $113.56 per share and expire on December 4, 2015; (v) 2,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $22.64 per share and expire on December 15, 2016; and (vi) 8,000 shares of Class A Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $17.52 per share and expire on May 14, 2015. Does not include (i) 1,000 shares of Class A Common Stock underlying options with an exercise price of $72.05 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 13, 2016; (ii) 2,000 shares of Class A Common Stock underlying options with an exercise price of $113.56 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 4, 2015; (iii) 6,000 shares of Class A Common Stock underlying options with an exercise price of $22.64 per share which are not currently exercisable and will not become exercisable within 60 days and expire on December 15, 2016; and (iv) 8,000 shares of Class A Common Stock underlying options with an exercise price of $17.52 per share which are not currently exercisable and will not become exercisable within 60 days and expire on May 14, 2015.

31.
Consists of (i) 18,338,171 shares of Class A Common Stock; and (ii) 1,396,475 shares of Class A Common Stock underlying options which are currently exercisable or will become exercisable within 60 days and warrants to purchase shares of Class A Common Stock. Does not include 642,125 shares of Class A Common Stock underlying options which are not currently exercisable and will not become exercisable within 60 days.

32.
Includes (i) 2,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $0.26 per share and 8,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days at an exercise price of $0.308 per share and expire on May 18, 2011; (ii) 16,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $2.0558 per share and expire on May 15, 2012; (iii) 16,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $11.44 per share and expire on May 21, 2013; (iv) 16,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $23.22 per share and expire on June 1, 2014;  (v) 6,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $46.725 per share and expire on June 1, 2015; (vi) 4,500 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $61.79 per share and expire on June 6, 2016; (vii) 5,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $94.28 per share and expire on June 4, 2012; (viii) 5,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $109.58 per share and expire on June 2, 2013; and (ix) 10,000 shares of Class B Common Stock underlying options which are currently exercisable, or will become exercisable within 60 days, at an exercise price of $18.40 per share and expire on May 14, 2014.  Does not include 1,500 shares of Class B Common Stock underlying options with an exercise price of $61.79 per share which are not currently exercisable and will not become exercisable within 60 days and expire on June 6, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file certain reports (“Section 16 Reports”) with the SEC with respect to ownership and changes in ownership of shares of our common stock and other equity securities. Based solely on our review of the Section 16 Reports furnished to us and written representations from certain reporting persons, we believe that, during the fiscal year ended December 31, 2009, all filing requirements under Section 16(a) applicable to our officers, directors and greater than 10%  beneficial owners were complied with on a timely basis, except that Fred Langhammer did not file until December 11, 2009 a Statement of Beneficial Ownership on Form 4 with respect to an award on December 8, 2009 of options to purchase shares of our Class A Common Stock and Adrian Sarbu did not file until February 12, 2010 a Statement of Beneficial Ownership on Form 4 with respect to the acquisition on December 9, 2009 of shares of our Class A Common Stock and warrants to purchase shares of our Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.  All transactions in which we and our directors and executive officers or members of their immediate families are participants that are subject to review, ratification or approval by us under relevant SEC regulations and NASDAQ Marketplace Rules are reviewed to determine whether such persons have a direct or indirect material interest.  Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers in respect of such related party transactions and for determining, based on the facts and circumstances, whether we or a related party has a direct or indirect material interest in the transaction.  Pursuant to relevant SEC regulations, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

Our Related Party Transactions Committee reviews, approves or ratifies relevant related party transactions in accordance with a written procedure.  In the course of its review, approval or ratification of related party transactions, the Related Party Transactions Committee considers: the nature of the related party’s interest in the transaction; the material terms of the transaction; the nature of our participation in the transaction; whether the transaction would impair the judgment of the related party to act in our best interests; and such other matters as are considered appropriate.

Any member of the Related Party Transactions Committee who is a related party in respect of a transaction under review may not participate in the deliberations or vote for an approval or ratification of such transaction.

Related Party Transactions

Adrian Sarbu

Since the beginning of the last fiscal year, we made purchases from companies related to or connected with Mr. Sarbu, our President and Chief Executive Officer, with a value of approximately $37.8 million, of which Mr. Sarbu’s economic interest represents approximately $28.5 million. The purchases were mainly for programming rights and for various technical, production and administrative related services.  Since the beginning of the last fiscal year, the total sales to companies related to or connected with Mr. Sarbu were approximately $1.2 million, of which Mr. Sarbu’s economic interest represents approximately $0.8 million. At February 28, 2010, companies connected to Mr. Sarbu had an outstanding balance due to us of $2.1 million.  At February 28, 2010, companies connected to Mr. Sarbu had an outstanding balance due to them of $1.0 million.

Certain subsidiaries of the Company have entered into various production and distribution arrangements with Imagine in Action, Inc. and Abandon S.R.L., two television production and distribution companies controlled by Ms. Alma Sarbu, Mr. Sarbu’s daughter. Pursuant to these arrangements, Media Pro Entertainment paid these two companies an aggregate of approximately $0.3 million since the beginning of the last fiscal year, including the period prior to our acquisition of Media Pro Entertainment, of which Ms. Sarbu’s economic interest represents approximately $0.3 million.

On December 9, 2009, we acquired the companies comprising Media Pro Entertainment from Alerria Management Company S.A. (formerly Media Pro Management S.A.) (“Alerria Management”) and Metrodome B.V. (formerly Media Pro B.V.) (“Metrodome”), two companies beneficially owned by Mr. Sarbu. We purchased 100% of each of Media Pro Pictures S.A. (“Media Pro Pictures”), Pro Video S.R.L., Media Pro Music and Entertainment S.R.L., Media Pro Distribution S.R.L., Hollywood Multiplex Operation S.R.L. and Media Pro Pictures s r.o., as well as the 92.2% interest that Media Pro Pictures holds in Studiourile Media Pro S.A. and the 51% interest that Media Pro Pictures holds in Domino Production S.R.L.  Media Pro Entertainment produces and distributes television and film content and owns studio and production facilities and cinemas in Central and Eastern Europe. Total consideration comprised $10.0 million in cash, 2.2 million shares of our Class A Common Stock (with a fair value of $55.4 million at the date of the acquisition) and warrants to purchase an additional 850,000 shares of our Class A Common Stock at an exercise price of $21.75 per share (valued at $13.8 million at the date of acquisition). In connection with the acquisition, we transferred our 10.0% interest in Metrodome and our 8.7% interest in Alerria Management to Mr. Sarbu for no additional consideration, together valued at $19.2 million at the date of acquisition.

Time Warner Inc.

Since the beginning of the last fiscal year, we purchased programming from controlled subsidiaries that are 100% owned, directly or indirectly, by Time Warner Inc., a shareholder that has two representatives on our Board of Directors, with a value of approximately $64.2 million. The purchases were mainly for programming rights.  Since the beginning of the last fiscal year, the total sales to such controlled subsidiaries were approximately $ 2.5 thousand. At February 28, 2010, such controlled subsidiaries had an outstanding balance due to us of $0.1 million.  At February 28, 2010, such controlled subsidiaries had an outstanding balance due to them of $34.6 million.

Igor Kolomoisky

Since the beginning of the last fiscal year, we sold technical services with a value of $0.2 million to companies related to or connected with CJSC TV Channel TET, an entity related to or connected with Mr. Kolomoisky, of which Mr. Kolomoisky’s interest represents $0.1 million.

In July 2009, we entered into an agreement with Mr. Kolomoisky pursuant to which Mr. Kolomoisky and certain of his affiliates would invest $100.0 million in cash and contribute the entities that own and operate the TET TV channel in Ukraine, in exchange for a 49.0% ownership interest in our Ukraine operations (the “2009 Ukraine Agreement”). In January 2010 we entered into a new agreement with Mr. Kolomoisky and a company beneficially owned by him in which we agreed to sell our entire interests in our Ukraine operations for $300.0 million plus the reimbursement of cash operating costs incurred by the Company between signing and closing (the “Ukraine Transaction”). In connection with entering into the Ukraine Transaction, the 2009 Ukraine Agreement was terminated. On February 1, 2010, we received an initial payment of $30.0 million and on April 7, 2010 closed the Ukraine Transaction, including the reimbursement of $8.0 million of cash operating costs. Mr. Kolomoisky’s interest in the transaction was approximately $308.0 million.

AUDIT COMMITTEE REPORT

To Our Shareholders:

We have reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2009.

We have discussed with Deloitte LLP, our independent registered public accounting firm, the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have also received the written disclosures and the letter from Deloitte LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte LLP’s communications with the Audit Committee concerning independence, and have discussed with Deloitte LLP its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission.

Submitted by:

Alfred W. Langer
Parm Sandhu
Caryn Seidman Becker

Members of the Audit Committee

PROPOSAL 2

SELECTION OF AUDITORS

At the recommendation of the Audit Committee, the Board of Directors recommends to the shareholders that Deloitte LLP be appointed to serve as our independent registered public accounting firm for 2010.  In addition, the Board of Directors recommends to the shareholders that the shareholders authorize the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

Representatives of Deloitte LLP will be invited to attend the Meeting in order to have an opportunity to make a statement if they so desire and be available to respond to appropriate questions from shareholders.

Audit Fees

Deloitte LLP’s audit fees for auditing our annual consolidated financial statements for the year ended December 31, 2009 and reviewing our interim financial statements included in our filings on Forms 10-Q were $2,535,000 (2008: $2,841,000).

Audit-Related Fees

Deloitte LLP’s audit-related fees for the year ended December 31, 2009 were $281,000 (2008: $671,000). Audit-related fees in 2009 were primarily incurred in respect of debt offerings and responding to an SEC comment letter. Audit-related fees in 2008 were incurred in respect of debt offerings and in respect of services provided in connection with accounting for our buyout of our former partners in our subsidiary Studio 1+1.

Tax Fees

There were no tax fees paid to Deloitte LLP for the year ended December 31, 2009 or the year ended December 31, 2008.

All Other Fees

There were no other fees paid to Deloitte LLP for the year ended December 31, 2009 or the year ended December 31, 2008.

Policy on Pre-Approval of Services Provided by Deloitte LLP

The Audit Committee of the Board of Directors has considered whether the provision of the services in respect of Audit-Related Fees, Tax Fees and All Other Fees is compatible with maintaining Deloitte LLP’s independence prior to the incurrence of such Fees in accordance with the Charter of the Audit Committee.  All engagements of the auditors are approved in advance by the Audit Committee.  At the beginning of the fiscal year, management presents for approval by the Audit Committee a range of services to be provided by the auditors and estimated fees for such services for the current year.  Any services to be provided by the auditors that are not included within such range of services are approved on a case-by-case basis by the Audit Committee.  Management provides reports to the Audit Committee on at least a quarterly basis on the status of the services provided and the level of fees incurred in respect of each service. We did not approve the incurrence of any fees pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01(c)(7)(i)(C).

Vote Required; Recommendation

The appointment of Deloitte LLP to serve as our independent registered public accounting firm in respect of the fiscal year ended December 31, 2010 and the authorization of the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Meeting, provided that a quorum is present in person or by proxy.  Abstentions will be included in determining the presence of a quorum, but are not counted as votes cast.  Unless otherwise indicated, the accompanying form of Proxy will be voted FOR the appointment of Deloitte LLP as the Company’s independent registered public accounting firm in respect of the fiscal year ending December 31, 2010 and for the Board of Directors, acting through the Audit Committee, to approve the auditors’ fee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF DELOITTE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN RESPECT OF THE FISCAL YEAR ENDING DECEMBER 31, 2010 AND A VOTE IN FAVOR OF AUTHORIZING THE BOARD OF DIRECTORS, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE AUDITORS’ FEE.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by us at our principal executive office by December 16, 2010 in order to be considered for inclusion in proxy materials distributed in connection with the 2011 Annual General Meeting of Shareholders.  The proxy or proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2011 Annual General Meeting of Shareholders but not submitted by the date specified above for inclusion in the proxy materials for such meeting, provided, that notice of the matter is received by us at our principal executive office at least 90 days but not more than 120 days prior to the date of the 2011 Annual General Meeting.

MISCELLANEOUS

Under Bermuda law, no matter or business other than those set forth in the accompanying Notice of Annual General Meeting of Shareholders is permitted to be presented at the Meeting unless the provisions of the Companies Act 1981 of Bermuda, as amended, are complied with.

We will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to shareholders in connection with this solicitation.  Officers and regular employees may solicit proxies by mail, telephone, telegraph, electronic mail and personal interview, for which no additional compensation will be paid.  In addition, Georgeson Inc. has been engaged by us to act as proxy solicitors and will receive fees of $7,000 plus expenses.  We may reimburse persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to their principals.

To obtain directions to be able to attend the meeting and vote in person, please contact the Secretary, Central European Media Enterprises Ltd., in care of Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08 Bermuda.

Our Annual Report on Form 10-K for the year ended December 31, 2009 is being delivered to shareholders together with this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 15, 2010. Our proxy statement and annual report on Form 10-K are available on our website at www.cetv-net.com.

By order of the Board of Directors,

Daniel Penn
Secretary

Hamilton, Bermuda

April 15, 2010

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

June 15, 2010

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

”  Please detach along perforated line and mail in the envelope provided.  ”

■	21430000000000000000 6	061510

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
			☐	☐	☐
1.	ELECTION OF DIRECTORS: The election of fourteen directors nominated by the Board of Directors to serve until the next Annual General Meeting of Shareholders:	2.
The appointment of Deloitte LLP as the independent registered public accounting firm of the Company in respect of the fiscal year ending December 31, 2010 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
m RONALD S. LAUDER
m HERBERT A. GRANATH
m PAUL CAPPUCCIO
m MICHAEL DEL NIN
m CHARLES R. FRANK, JR.
m IGOR KOLOMOISKY
m ALFRED W. LANGER
m FRED LANGHAMMER
m BRUCE MAGGIN
m PARM SANDHU
m ADRIAN SARBU
m CARYN SEIDMAN BECKER
m DUCO SICKINGHE
m ERIC ZINTERHOFER

Shares cannot be voted unless this proxy card is signed and returned or shares are voted in person at the Annual General Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on June 15, 2010 and the Proxy Statement dated April 15, 2010, prior to the signing of this proxy.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

0	■

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

PROXY FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS JUNE 15, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints the Chairman of the meeting, with the power of substitution, the proxy of the undersigned to vote with the same force and effect as the undersigned all shares of Common Stock of Central European Media Enterprises Ltd. (the "Company") held of record by the undersigned on April 2, 2010 at the Annual General Meeting of Shareholders to be held at Citco (Bermuda) Limited, Mintflower Place, 4th Floor, 8 Par-La-Ville Road, Hamilton, HM 08, Bermuda, on June 15, 2010, at 10:00 A.M. and at any adjournment or adjournments thereof, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue thereof with respect to the following matters:

This proxy, when properly executed, will be voted as directed. If no direction is indicated, the proxy will be voted (i) FOR the election of the fourteen named individuals as directors and (ii) FOR the appointment of Deloitte LLP as the independent registered public accounting firm of the Company in respect of the fiscal year ending December 31, 2010 and the authorization of the Board of Directors, acting through the Audit Committee, to approve their fee.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

■	14475	■